As filed with the Securities and Exchange Commission on June 10, 2008

Registration No. 333-143453

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 6

To

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or jurisdiction of incorporation of organization)

3550

(Primary Standard Industrial Classification Code Number)

62-1407522

(I.R.S. Employer Identification No.)

Melbourne Towers

1511 Third Avenue, Suite 788

Seattle, Washington 98101

Telephone: (206) 621-9888

(Address and telephone number of principal executive offices and principal place of business)

Norbert Sporns

Chief Executive Officer and President

HQ Sustainable Maritime Industries, Inc.

Melbourne Towers

1511 Third Avenue, Suite 788

Seattle, Washington 98101

Telephone: (206) 621-9888

Facsimile: (206) 621-0318

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price per share (2)	Proposed Maximum Aggregate Offering price	Amount of Registration Fee(3)
Common stock, issuable upon conversion of secured convertible notes	1,250,000	$11.82	$14,775,000	$580.66
Common stock, issuable upon exercise of warrants	200,000	$11.82	$2,364,000	$92.91
Common stock, issuable upon payment of interest	89,000	$11.82	$1,051,980	$41.34
Total	1,539,000		$18,190,980	$714.91

(1)

Includes 1,250,000 shares of our common stock, par value $0.001 per share, issuable upon conversion of the notes (including a contractually agreed over allotment of 25%) and 200,000 shares issuable upon the exercise of warrants held by the selling stockholders, which may be offered pursuant to this registration statement and interest paid in shares calculated at 6.5% over 3 years for 89,000 shares. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the secured convertible notes and upon exercise of the warrants to account for market fluctuations and anti-dilution and price protection adjustment. Should the conversion ratio result in insufficient shares being covered hereby, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2)

Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low sale prices of the Registrant’s ordinary shares on the American Stock Exchange on April 29, 2008.

(3)	As previously paid as of the date the Amendment No. 5 to Form S-3 registration statement was filed.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to completion, dated June 10, 2008

PROSPECTUS

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

1,539,000 Shares of Common Stock

The shares of our common stock covered by this prospectus are being offered for sale by the selling stockholders identified in this prospectus on a delayed or continuous basis.

We will not receive any proceeds from the offering. We will bear the costs related to the registration of the shares covered by this prospectus, other than selling commissions.

The selling stockholders, or other pledgees, donees, transferees or other successors-in-interest of the selling stockholders, may offer and sell the shares from time to time in one or more transactions. Sales may be made on one or more exchanges, including the American Stock Exchange, in the over-the-counter market or in privately negotiated transactions at prevailing market prices or at negotiated prices. The selling stockholders may sell the shares through broker-dealers or agents, who may receive compensation in the form of commissions, discounts or concessions.

Our common stock trades on the American Stock Exchange under the symbol “HQS.” The last reported sale price of our common stock on the American Stock Exchange on June 6, 2008 was $13.40 per share.

Investing in our common stock involves a high degree of risk. See RISK FACTORS beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Unless the context otherwise requires, used in this report, the terms “we”, “us”, “our”, “our company” or “HQS” refer to HQ Sustainable Maritime Industries, Inc., a Delaware corporation.

The date of this prospectus is June 10, 2008

You should rely on the information contained in this prospectus, in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where their offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only at the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the front cover of this prospectus.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, and reference is made to the actual documents filed with the United States Securities and Exchange Commission, or SEC, for complete information. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to one or more of the registration statements of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Additional information, including our financial statements for the year ended December 31, 2007, 2006, 2005 and 2004 and the notes related thereto, is incorporated by reference to our reports filed with the SEC.

i

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus,. which includes the material incorporated herein by reference. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the discussion of “Risk Factors” and our consolidated financial statements and the related notes, before deciding to invest in shares of our common stock. In this prospectus, when we use phrases such as “we,” “us,” “our,” “HQSM” or “our company,” we are referring to HQ Sustainable Maritime Industries, Inc. and all of its subsidiaries and affiliated companies as a whole, unless it is clear from the context that any of these terms refer only to HQ Sustainable Maritime Industries, Inc.

About Our Company

We are an integrated aquatic product producer and processor in China, or the PRC, of toxin free tilapia, other aquatic products, and marine bio and healthcare products. We use state-of-the-art and environment-friendly technologies in our production and processing operations. Our facilities are certified according to Hazard Analysis Critical Control Points, or HACCP, standards that are used by the United States Food and Drug Administration, or the FDA, to help ensure food safety and control sanitary hazards. In addition, our facilities have been assigned a European Union, or EU, code required for exporting aquatic products to the EU. We are also in the process of being certified in accordance with the standards of the Aquaculture Certification Counsel, Inc., or ACC, which is a U.S.-based non-governmental body established to certify social, environmental and food safety standards at aquaculture facilities throughout the world. Our products are sold principally to customers in North America, Europe and Asia.

Established in 1999, our aquatic farming and processing operations are in Hainan Province, an island in the South China Sea, which is situated within the most desirable latitude for raising tilapia. Hainan Province in southern China is designated by the Chinese government as a green province, where environmentally friendly agri-food related industry is encouraged. We purchase and process farm-bred and ocean caught aquatic products through cooperative supply arrangements with local fishermen and cooperatives. Our supply cooperatives, under our guidance, use feed formulated by us to optimize natural toxin free growth. Our tilapia products have achieved such a high level of purity that we have successfully begun marketing these products as toxin free and natural.

In August 2004, the company acquired Hainan Jiahua Marine BioProducts Co. Ltd., or Jiahua Marine, which develops, produces and sells marine bio and healthcare products, which includes nutraceutical products for the enrichment of our feed formulas exclusively in China. The principal products of Jiahua Marine are shark cartilage capsules and shark liver oil products which are distributed exclusively in China. The products undergo substantial independent laboratory testing in China administered by the Ministry of Health in China and have resulted in a PRC National Certification for these products. These products have various perceived medicinal and health benefits.

In order to maintain the high quality of our products and to position ourselves for attaining completely organic production certification, we have commenced the construction of our own organic feed mill and processing plant for the production of organic, floating feed formulations. We plan to produce the feed using grains grown without chemical fertilizers, free of antibiotics and fishmeal, and use feed additives manufactured in our nutraceutical plant. We plan for this expanded production to satisfy our own demand through the 20,000 mu (or 3,294 acres) of production in Wenchang and Qionghai, as well as to manufacture feed for farmed operations of others in Hainan such as shrimp and other farmed species.

Our financial operations consist of two segments, the marine bio and healthcare product segment and the aquaculture product segment. Since the acquisition of Jiahua Marine, which represents the marine bio and healthcare segment, these product sales have made a significant contribution to the net income of the company. For the year ended December 31, 2006, the marine bio and healthcare segment and the aquaculture product segment had sales to external customers of $15,302,713 and $23,792,690, respectively, and net income of $7,339,374 and $1,273,290, respectively. For the year ended December 31, 2007, the marine bio and healthcare product segment and our aquaculture product segment had sales to external customers of $18,721,774 and $36,248,437, respectively, and net income of $7,984,937 and $6,299,304, respectively, excluding unallocated items. We expect the yearly sales and contribution to net income from the marine bio and healthcare segment to continue during 2008 in a similar ratio as 2007 and 2006. As the marketing efforts increase in connection with the aquaculture product segment and the investment in plant and equipment for additional processing capacity is completed in 2008 and 2009, we expect that the aquaculture product segment will continue to contribute a greater portion of sales and net income in 2008 and thereafter.

We have also commenced branding and marketing our high quality, differentiated tilapia products under the name TILOVEYA™ from our new United States headquarters based in Seattle, Washington.

We are incorporated in Delaware. The address of our Unites States headquarter is Melbourne Towers, 1511 Third Avenue, Suite 788, Seattle, Washington 98101 and our telephone number is (206) 621-9888. Our website is located at www.hqfish.com. The information contained on our website or that can be accessed through our website does not constitute part of this prospectus.

Our Principal Competitive Strengths

We believe we have the following principal competitive strengths:

•

Quality Toxin Free Tilapia Products. We produce toxin free tilapia products and have developed a farming system that avoids the use of antibiotics, hormones and other potentially toxic chemicals. Our tilapia are raised in ponds of pure rain water collected for aquaculture. Two other species of fish are introduced into the ponds to maintain the pond’s health naturally. We formulate feed without fishmeal and produce feed supplements in our healthcare products processing plant to enrich this feed. It is our policy to raise toxin free tilapia to distinguish our company from other tilapia producers. The latitude and the pristine environment of Hainan have provided us with the optimal conditions for toxin free aquaculture production.

•

Vertically Integrated Operations. Vertical integration of our operations allows us to control and monitor quality, as well as reduce costs. Through our cooperative arrangements with local farmers, we train them to our production methods, while monitoring constantly the quality of production until harvest.

•

Environmental and Quality Assurances. We have adopted and implemented stringent quality control measures and procedures throughout the production process, in order to comply with the various environmental and quality standards, such as the HACCP and the EU import standards. We are also in the process of being certified in accordance with the ACC standards and positioning ourselves for completely organic production certification of our tilapia products. We use state-of-the-art technologies in our farming, feed formulation and processing operations. We have adopted modern and environmentally friendly and responsible technology in our production and processing of tilapia, shrimp, and marine bio and healthcare products, which we believe have been recognized through the certifications our plants possess.

•

Strategic Location in Hainan Province, China. Our processing facilities are geographically well-positioned in Hainan Province to leverage favorable climatic conditions, abundant water supply and pristine environment, and a readily available source of labor for our processing plant. Additionally, our processing facilities are conveniently located near the farmers from whom we obtain our supply of tilapia and shrimp. In addition, our intended new processing plant and feed mill will be in close proximity to our new cooperative fish farms.

•

International and Domestic Sales and Marketing Efforts. The recent establishment of our Seattle office will advance our new branding and marketing initiative around our TILOVEYA™ brand of our toxin free tilapia products. Sales from this office complement our China based sales efforts and other international sales initiatives.

•

An Established Track Record and Brand Name in the Industry. We have an established track record and recognized brand name in the industry and have received numerous awards and certifications confirming the success of the company in distinguishing itself from its competition.

•

Unique Health Products. We produce health products that we believe meet the highest quality standards, which we currently market exclusively in China through direct marketing and through retail channels. These products are certified to China’s national health product standards. Our marine bio and healthcare products processing plant also produces nutraceutical products for the inclusion into our tilapia feed additives.

•	Competitive Cost Structure. We benefit from competitive cost structures due to the lower labor costs in China as compared to U.S. based companies of similar products.

Our Growth Strategies

Our objective is to continue building a diversified array of seafood and marine bio and healthcare products, with a primary focus on increasing our own seafood products. To achieve this goal, we intend to implement the following strategies:

•

We started building a new large scale organic feed mill to supply our existing and anticipated new cooperative fish farmers with our fish food formula and a processing plant to increase our profit margin and to guarantee our product quality and further vertically integrate our operations;

•	We intend to achieve completely organic production of our tilapia products and to pursue organic certification of our farms;

•	We plan to expand our direct and retail sales efforts of our health products in China and internationally and to add other products we currently have in the development pipeline;

•	We plan to expand our cooperative farming arrangements to increase the availability of tilapia to meet anticipated growth in demand;

•	We plan to continue to expand our production and processing facilities in China to satisfy the anticipated growing demand for our products;

•

The new sales office in Seattle allows us to increase awareness of the importance of our toxin free product and to benefit from more direct sales. The new Seattle office also allows us to expand our distribution options in North America and Europe by broadening the variety of products we offer to cater to the demands of our customers; and

•

We plan to expand our branding and marketing initiatives in North America and Europe to introduce our products to major retail and food service chains. Our marketing and branding of tilapia and other seafood products is headed by Trond Ringstad, a pioneer in marketing tilapia in the United States. Our new branding focuses on the TILOVEYA™ brand and our toxin-free approach.

Market Opportunities

Over the past ten years, we believe there has been a dramatic increase in health conscious eating habits and a growing consumption of fish as an alternative source of protein. As the demand for fish as an alternative source of protein continues to increase, current ocean stocks are anticipated to be unable to meet this demand. An alternative is aquaculture. Already operating as an aquaculture producer, we are in a strong position to take advantage of this market opportunity.

Aquaculture, which is the farming of aquatic animals and plants, has been the world’s fastest growing segment in the food production system for the past two decades. The contribution of aquaculture to the world aquatic production in 2004 was about 59.4 million tonnes of fish. According to the projections of the Food and Agriculture Organization of the United States, or FAO, it is estimated that in order to maintain the current level of per capita consumption, global aquaculture production will need to reach 80 million tonnes of fish by 2050. The FAO also reports that most of the new demand for fish will have to be met by aquaculture, which could account for approximately 39.0% of all fish production by 2015.

As the availability of sites for aquaculture is becoming increasingly limited and the ability to develop non-agricultural land is restricted, the competition to develop additional aquaculture production systems is intensifying. As the intensification for aquaculture production systems increases, the demand for institutional support, services and skilled persons is anticipated to increase; along with the demand for more knowledge-based aquaculture education and training as aquaculture becomes more important worldwide.

China remains the largest producer of aquaculture products throughout the world with reported fisheries producing approximately 41.3 million tonnes in 2004, as reported by the FAO. Within the global aquaculture industry, China accounted for 71.0% of the world’s supply of fish for direct human consumption and 29.9% of the total production by live weight in 2002.

In 2005, according to the American Tilapia Association, tilapia production was second in volume to carps, and it is projected that tilapia will become the most important aquaculture crop in this century, potentially reaching $5.0 billion in global sales. The American Tilapia Association further reports that world production of tilapia products reached approximately 2.0 million metric tonnes in 2004, of which China produced the dominant share of 45.0%.

Over-the-counter marine bio and healthcare product sales in China are currently in excess of $6 billion and represent 3% of total world consumption. We believe that shifts in consumer preferences toward stronger branded products meeting international standards, and away from local traditional remedies, are currently being experienced in China.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in our common stock. If any of the events anticipated by the risks described below occur, our results of operations and financial condition could be adversely affected which could result in a decline in the market price of our common stock, causing you to lose all or part of your investment.

Risks Relating To Our Business

We rely on cooperative suppliers and any adverse changes in these relationships may adversely affect us.

We have developed a network of aquaculture farmers in Hainan Province for the supply of tilapia and shrimp by entering into cooperative supply agreements. Pursuant to the cooperative supply agreements, we are assured the necessary supply of aquatic products that meet our quality standards. The continuance and smooth operations of these cooperative networks are essential in controlling our costs, meeting quality standards and the timely fulfillment of our customer orders. Any adverse change to our cooperative network, including any early termination or non-renewal of any supply agreement or any failure of suppliers to fulfill their obligations under the supply agreements, could have a material adverse effect on our business model, operations and competitiveness.

We may require additional capital in the future, which may not be available on favorable terms or at all.

Our future capital requirements will depend on many factors, including industry and market conditions, our ability to successfully implement our new branding and marketing initiative and expansion of our production capabilities. We anticipate that we may need to raise additional funds in order to grow our business and implement our business strategy. We anticipate that any such additional funds would be raised through equity or debt financings. In addition, we may enter into a revolving credit facility or a term loan facility with one or more syndicates of lenders. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. Even if we are able to raise capital through equity or debt financings, as to which there can be no assurance, the interest of existing shareholders in our company may be diluted, and the securities we issue may have rights, preferences and privileges that are senior to those of our common stock or may otherwise materially and adversely effect the holdings or rights of our existing shareholders. If we cannot obtain adequate capital, we may not be able to fully implement our business strategy, and our business, results of operations and financial condition would be adversely affected. In addition, we have and will continue to raise additional capital through private placements or registered offerings, in which broker-dealers will be engaged. The activities of such broker-dealers are highly regulated and we cannot assure that the activities of such broker-dealers will not violate relevant regulations and generate liabilities despite our expectation otherwise.

We depend on the availability of additional human resources for future growth.

We are currently experiencing a period of significant growth in our sales volume. We believe that continued expansion is essential for us to remain competitive and to capitalize on the growth potential of our business. Such expansion may place a significant strain on our management and operations and financial resources. As our operations continue to grow, we will have to continually improve our management, operational and financial systems, procedures and controls, and other resources infrastructure, and expand our workforce. There can be no assurance that our existing or future management, operating and financial systems, procedures and controls will be adequate to support our operations, or that we will be able to recruit, retain and motivate our personnel. Further, there can be no assurance that we will be able to establish, develop or maintain the business relationships beneficial to our operations, or to do so or to implement any of the above activities in a timely manner. Failure to manage our growth effectively could have a material adverse effect on our business and the results of our operations and financial condition.

We depend on our key management personnel, and the loss of any of their services could materially adversely affect us.

Our operations are dependent upon the experience and expertise of a small number of key management personnel, which includes Lillian Wang Li, our Chairman of the Board, Norbert Sporns, our Chief Executive Officer and President, and Harry Wang Hua, our Chief Operating Officer. Lillian Wang Li and Harry Wang Hua are brother and sister, and Ms. Wang Li is married to Norbert Sporns. Although we have begun the process of obtaining the life insurance on Ms. Wang Li and Mr. Sporns, of which we are the beneficiary, the loss of the services of any of them for any reason would have a material adverse effect on our business, and the results of our operations and financial condition, or could delay or prevent us from fully implementing our business strategy.

A few of our customers account for a significant portion of our business.

We have derived, and over the near term we expect to continue to derive, a significant portion of our sales from a limited number of customers. For example, five customers accounted for a total of 39% of our consolidated sales for the year ended December 31, 2007, all related to the aquaculture product segment. As of December 31, 2007, approximately 35.4% of our trade receivables were from transactions with the above five customers. The loss of any of these customers or non-payment of outstanding amounts due to the company could materially and adversely affect our business, results of operations, financial position and liquidity.

We may be unable to continue to take advantage of the seasonal pricing fluctuation in sales of our products, and we may be adversely affected by the seasonal fluctuation in the prices we earn for our products.

We have experienced seasonal fluctuation in the prices we earn for our products, generally in the range of 15 to 20%. Pricing fluctuation occurs during the winter season when fish farms in the northern part of the PRC suspend production due to cold weather conditions. These weather related disruptions in supply permit us to increase the sales prices of our tilapia products. However, there can be no assurance that such premium pricing, benefiting our profitability, can be maintained in the future. Other factors, such as an increase in the cost of feed, might adversely impact on the cost of fish and lessen our margins and profitability.

Any adverse changes in the supply of our tilapia and other raw materials, including contamination or disease or increased costs of raw materials, may adversely affect our operations or reduce our margins or profits.

We are dependent on the availability of raw materials from Hainan Province and the oceans in that region. The supply of these raw materials can be adversely affected by any material change in the climatic or environmental conditions in and around Hainan Province. In addition, if there is contamination resulting from disease, pollution or other foreign substances, our supply of raw materials could be jeopardized or disrupted. The shortage or lack of raw materials and any consequential change in their cost would, in turn, have a material adverse effect on the cost on our operations and margins and our ability to provide products to our customers.

We may be adversely affected by the fluctuation in raw material prices and selling prices of our products.

Neither our products nor the raw materials we use have experienced any significant price fluctuations in the past, but there is no assurance that they will not be subject to future price fluctuations or pricing control. The products and raw materials we use may experience price volatility caused by events such as market fluctuations or changes in governmental programs. The market price of these raw materials may also experience significant upward adjustment, if, for instance, there is a material under-supply or over-demand in the market. These price changes may ultimately result in increases in the selling prices of our products, and may, in turn, adversely affect our sales volume, revenue and operating profit.

We could be adversely affected by the occurrence of natural disasters in Hainan Province.

From time to time, Hainan Province experiences typhoons, particularly from June through September of any given year. Natural disasters could impede operations, damage infrastructure necessary to our operations or adversely affect the logistical services to and from Hainan Province. The occurrence of natural disasters in Hainan Province could adversely affect our business, the results of our operations, prospects and financial condition, even though we currently have insurance against damages caused by natural disasters, including typhoons, accidents or similar events.

Intense competition from existing and new entities may adversely affect our revenues and profitability.

In general, the aquaculture industry is intensely competitive and highly fragmented. We compete with various companies, many of which are developing or can be expected to develop products similar to ours. For example, 8th Sea–The Organic Seafood Company currently produces and processes tilapia fillets in Brazil’s Parana state. Many of our competitors are more established than we are and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater awareness for our brand name so that we can successfully compete with our competitors. We cannot assure you that we will be able to compete effectively or successfully with current or future competitors or that the competitive pressures we face will not harm our business.

Our operating subsidiary must comply with environmental protection laws that could adversely affect our profitability.

We are required to comply with the environmental protection laws and regulations promulgated by the national and local governments of the PRC. Some of these regulations govern the level of fees payable to government entities providing environmental protection services and the prescribed standards relating to the discharge of effluent, or liquid waste. Yearly inspections of waste treatment systems require the payment of a license fee which could become a penalty fee if standards are not maintained. Currently, our plant treats all of its effluent completely to level one, which is consistent with releasing potable water back to the environment, and there is currently no charge being levied. Although our production technologies allow us to efficiently control the level of pollution resulting from our production process, and notwithstanding the fact that we have received evidence of compliance with environmental protection requirements from government authorities, due to the nature of our business, effluent wastes are unavoidably generated in the aquaculture production processes. If we fail to comply with any of these environmental laws and regulations in the PRC, depending on the types and seriousness of the violation, we may be subject to, among other things, warning from relevant authorities, imposition of fines, specific performance and/or criminal liability, forfeiture of profits made, being ordered to close down our business operations and suspension of relevant permits.

There can be no assurance that the intended investment in our aquaculture product segment will result in a significant increase in our profitability or significantly increase our net income for that segment when compared to the marine bio and healthcare product segment.

To date, the marine bio and healthcare product segment has generated greater yearly net income than the aquaculture product segment on a smaller amount of sales to external customers. In the financial years ended December 31, 2007 and 2006, the marine bio and healthcare product segment had sales of $18,721,774 and $15,302,713, respectively, compared to sales for the aquaculture product segment of $36,248,437 and $23,792,690, respectively. On those sales, however, for the financial years ended December 31, 2007 and 2006, the marine bio and healthcare product segment had net income of $7,984,935 and $7,339,374, respectively, compared to net income for the aquaculture product segment of $6,299,304 and $1,273,290, respectively, excluding unallocated items. Therefore, the marine bio and healthcare product segment contributed approximately 56% of the yearly net income in 2007 and 85% in 2006, before unallocated items, in both periods. The greater part of the proceeds of the recently completed offering, is intended to further develop the aquaculture product segment through increasing processing capacity, construction of a large scale organic feed mill and marketing our tilapia products. Over the longer term, the company plans to focus much of its economic and other resources on the aquaculture product segment under the belief that it will generate greater amounts of sales and result in higher profit margins. There can be no assurance given to investors that the investment in plant and equipment and the marketing expansion efforts for the aquaculture product segment will increase the sales to external customers, the profit margin and net income of this segment as anticipated.

Our operations, revenue and profitability could be adversely affected by changes in laws and regulations in the countries where we do business.

The governments of countries into which we sell our products, including the United States, Canada and the European Union, from time to time, consider regulatory proposals relating to raw materials, food safety and markets, and environmental regulations, which, if adopted, could lead to disruptions in distribution of our products and increase our operational costs, which, in turn, could affect our profitability. To the extent that we increase our product prices as a result of such changes, our sales volume and revenues may be adversely affected.

Furthermore, these governments may change import regulations or impose additional taxes or duties on certain Chinese imports from time to time. For example, in 2004, the United States government imposed heavy tariffs of more than 100 percent on certain Chinese shrimp exporters. Similar regulations and fees or new regulatory developments may have a material adverse impact on our operations, revenue and profitability.

Our business could be adversely affected by the recent negative public reports on seafood imported from China.

In June 2007, the U.S. Food and Drug Administration issued an alert report on the sale of five types of farm-raised seafood from China in the United States because of unapproved chemical residues. The five types of farm-raised seafood are shrimp, catfish, eel, basa and dace. As a result, the seafood can be sold in the United States providing importers provide independent testing that shows the seafood does not contain the unapproved residues. Although tilapia is not included in the list and we believe our main seafood product, which is tilapia, does not contain any of the unapproved residues, it is possible that our business may be adversely impacted as a result of the recent negative public reports on seafood imported from China.

There could be changes in the policies of the PRC government that may adversely affect our business.

The aquaculture industry in the PRC is subject to policies implemented by the PRC government. The PRC government may, for instance, impose control over aspects of our business such as distribution of raw materials, product pricing and sales. On the other hand, the PRC government may also make available subsidies or preferential treatment, which could be in the form of tax benefits or favorable financing arrangements.

If the raw materials used by us or our products become subject to any form of government control, then depending on the nature and extent of the control and our ability to make corresponding adjustments, there could be a material adverse effect on our business and operating results.

Separately, our business and operating results also could be adversely affected by changes in policies of the Chinese government such as: changes in laws, regulations or the interpretation thereof; confiscatory taxation; restrictions on currency conversion, imports on sources of supplies; or the expropriation or nationalization of private enterprises. Although the Chinese government has been pursuing economic reform policies for approximately two decades to liberalize the economy and introduce free market aspects, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting China’s political, economic and social life.

Certain political and economic considerations relating to PRC could adversely affect our company.

The PRC is passing from a planned economy to a market economy. The Chinese government has confirmed that economic development will follow a model of market economy under socialism. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans adopted by the government that set down national economic development goals. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms are unprecedented or experimental for the PRC government, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC’s economic and social conditions as well as by changes in the policies of the PRC government, which we may not be able to foresee, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the rate or method of taxation, and imposition of additional restrictions on currency conversion.

The recent nature and uncertain application of many PRC laws applicable to us create an uncertain environment for business operations and they could have a negative effect on us.

The PRC legal system is a civil law system. Unlike the common law system, such as the legal system used in the United States, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

If relations between the United States and China worsen, our stock price may decrease and we may have difficulty accessing the U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China could adversely affect the market price of our common stock and our ability to access U.S. capital markets.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Currently, the Renminbi is not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans and corporate debt obligations denominated in foreign currencies.

The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the Renminbi may materially and adversely affect your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from this offering of our common stock into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations.

Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. Any significant devaluation of Renminbi may reduce our operation costs in U.S. dollars but may also reduce our earnings in U.S. dollars. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

Since 1994 the PRC has pegged the value of the Renminbi to the U.S. dollar. We do not believe that this policy has had a material effect on our business. There can be no assurance that Renminbi will not be subject to devaluation. We may not be able to hedge effectively against Renminbi devaluation, so there can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition.

In addition, there can be no assurance that we will be able to obtain sufficient foreign exchange to pay dividends or satisfy other foreign exchange requirements in the future and we currently do not intend to pay dividends.

It may be difficult to effect service of process and enforcement of legal judgments upon our company and our officers and directors because some of them reside outside the United States.

As our operations are presently based in China and some of our key directors and officers reside outside the United States, service of process on our key directors and officers may be difficult to effect within the United States. Also, substantially all of our assets are located outside the United States and any judgment obtained in the United States against us may not be enforceable outside the United States. We have appointed Norbert Sporns, our Chief Executive Officer and President, as our agent to receive service of process in any action against our company in the United States.

Risks Relating to our Common Stock and the Offering

There are a large number of shares underlying our secured convertible notes and warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock.

As of June 9, 2008, we had 11,977,392 shares of common stock issued and outstanding. As of the same date, we also had secured convertible promissory notes outstanding that may be converted into an estimated 1,000,000 shares of our common stock and related stock purchase warrants to purchase up to 200,000 shares of our common stock in connection with the November 2006 notes financing, as well as Class A warrants to purchase up to 43,750 shares of our common stock, Class B warrants to purchase up to 114,583 shares of our common stock, Class C warrants to purchase up to 89,934 shares of our common stock, and Class D warrants to purchase up to 151,309 shares of our common stock. These shares, including all of the shares issuable upon conversion of the secured convertible notes and upon exercise of our warrants, may be sold into the market place currently or in the next two years. The sale of these shares may adversely affect the market price of our common stock.

Our principal stockholders, current executive officers and directors own a significant percentage of our company and will be able to exercise significant influence over our company.

Our executive officers and directors and principal stockholders together beneficially own approximately 91.1% of the total voting power of our outstanding voting capital stock, primarily as a result of their ownership of Series. A preferred stock of our company which, while convertible into shares of our common stock on a 2-for-1 basis, carries 1,000 votes per Series A preferred share rather than the 1 vote per common share of our common stock. The Series A preferred stock and the common stock vote together as one class on all matters to be voted upon by the stockholders. In particular, our three largest shareholders, Mr. Sporns, Ms. Wang Li and Mr. Wang Hua, are family members who share approximately 91.0% of the total voting power of our company. Ms. Wang Li is the wife of Mr. Sporns and Mr. Wang Hua is the brother of Ms. Wang Li. These stockholders will be able to determine the composition of our board of directors, will retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market prices for their shares of common stock.

Investors may experience dilution from any conversion of the senior convertible notes and the exercise of warrants we issued in November 2006.

We are registering the shares of our common stock issuable upon conversion of the 6.5% senior convertible notes and upon exercise of the warrants we issued in November 2006. The conversion price of the 6.5% senior convertible notes is $5.00 and the exercise price of the warrants is $5.00

We were also obligated to pay to such investors liquidated damages due to this registration statement on Form S-3 having not yet been declared effective as well as additional liquidated damages until such time as it became effective. We have reached a waiver and amendment agreement with the selling stockholders, covering all such liquidated damages as well as certain accrued and unpaid interest, pursuant to which we issued 300,000 shares of Common Stock. The discounts from applicable market prices used for various portions of the liquidated damages so agreed to range from $7.47 per share to $9.06 per share. The aggregate value of the settlement payment is $3,546,000, based on the closing price of the Common Stock on April 29, 2008. Based on such closing price, the total discounts given to the selling stockholders will result in a profit of approximately $1,146,000. See “Selling Stockholders” on page 12 for a more complete description of how the value of your investment in our common stock will be diluted upon conversion of the 6.5% senior convertible notes and upon exercise of the warrants we issued in November 2006.

We may have rescission liability in connection with the march 2008 issuance of the shares to certain investors for liquidated damages.

Pursuant to a certain Waiver and Amendment Agreement with certain investors, we issued approximately 300,000 shares of our comment stock while we had one registration statement on form S-3 filed on August 21, 2007 (“Resale Registrations”) pending review. It may be determined that such issuance may have constituted a general solicitation under Section 5 of the Securities Act due to the outstanding Resale Registrations during the private placement period. As a result, we may be subject to contingent rescission liabilities from those investors who participated in the private placement for the combined Shares and Warrants. These liabilities may include an obligation to make a rescission offer to the holders of these combined Shares and Warrants for them to return these combined Shares and Warrants for their original purchase price plus interest. If rescission is required, and any or all of the investors reject the rescission offer, we may continue to be liable for the original purchase price, plus interest, for a period of one year under Section 13 of the Securities Act. Based on our discussion with our investors who participated in the private placement, they currently have no intention to use the rescission right. Based on our discussion with the investors, we do not expect that the investors intend to exercise such rescission right.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

SELLING STOCKHOLDERS

The selling stockholders acquired the shares covered by this prospectus from us in connection with a financing consisting of two components: (a) promissory notes of the Company (“Note” or “Notes”), in the principal aggregate amount of $5,000,000 and (b) warrants (“Warrants”) registered in the name of each Investor to purchase an aggregate of up to 200,000 post-split shares of Common Stock. The shares are subject to transfer restrictions set forth in a registration rights agreement dated November 8, 2006 between us and the selling stockholders. The shares covered by this prospectus include the following in the aggregate: 1,250,000 common shares, representing 125% of the shares that may be issued pursuant to the conversion of, or as interest payable under, the Notes; 200,000 common shares issuable upon exercise of the Warrants; 89,000 common shares issuable in respect of the payment of accrued interest under the Notes, through November, 2009 (maturity of the Notes), valued at a discount to market price as permitted pursuant to the terms of such convertible notes.

Following the Company and the selling stockholders entering into a Securities Purchase Agreement dated November 3, 2006, pursuant to which the selling stockholders purchased $5 million in aggregate principal amount of the Company’s 6.5% Convertible Notes, the Company did not timely file a Registration Statement nor was it timely declared effective pursuant to the Registration Rights Agreement. Interest that had been accruing under the Notes was not paid. In order to resolve the foregoing, the Company and the selling stockholders entered into a waiver and amendment agreement pursuant to which, the selling stockholders agreed to waive all liquidated damages and certain accrued and unpaid interest also in consideration for the issuance by the Company of, 300,000 shares of the Company’s Common Stock covered by the Prospectus. The discounts used for various portions of the liquidated damages range from $7.47 per share to $9.06 per share. The market price for the settlement payment is $3,546,000, based on the closing price of the Common Stock on April 29, 2008. Based on this market price, the total discounts given to the selling stockholders will result in a profit of approximately $1,146,000.

Except as a result of their participation in the January 2006 private placement and the November 2006 placement of the Notes and Warrants, and their continued investment in the company, neither of the selling stockholders, or any of their directors, officers or employees, has, or had within the past three years, any position, office or other material relationship with our company. The company is advised that neither of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

The following table provides information regarding the beneficial ownership of our common stock by the selling stockholders as of June 9, 2008 and upon completion of the sale of all the shares offered under this prospectus. However, this does not necessarily mean that any of the selling stockholders will sell any or all of the shares being registered. For purposes of this table, we have assumed that the selling stockholders will sell all of the shares being offered by this prospectus. For purposes of the following table, beneficial ownership is determined in accordance with rules promulgated by the SEC. Under the rules, shares of our common stock issuable under options that are currently exercisable or exercisable within 60 days after May , 2008, are deemed outstanding and are included in the number of shares beneficially owned by a person or entity named in the table and are used to compute the percentage ownership of that person or entity. These shares are not, however, deemed outstanding for computing the percentage ownership of any other person or entity. The inclusion of shares listed as beneficially owned does not constitute an admission of beneficial ownership. We have calculated the percentage beneficially owned based upon 11,977,392 shares of common stock outstanding as of June 9, 2008.

Currently the selling shareholders do not have any other outstanding convertible securities, except from the November 2006 financing, the subject of this Registration Statement.

	Shares beneficially owned before offering						Number of shares to be offered (3)		Shares to be beneficially owned after offering
	Outstanding	Right to acquire		Total		Percent			Outstanding	Right to acquire(4)	Total	Percent(4)
The Tail Wind Fund Ltd. c/o Tail Wind Advisory and Management Ltd. 77 Long Acre London WC2E 9LB England (1)	75,650	1,020,000	(4)	1,095,650	(4)	8.4%	1,308,350	(3)	0	0	0	0

Solomon Strategic Holdings, Inc. Greenlands The Red Gap Castletown British Isles IM9 1HB (2)	13,350	180,000	(5)	193,350	(5)	1.6%	230,850	(3)	—	0	0	0

*	Less than one percent.
(1)	Tail Wind Advisory & Management Ltd., a UK corporation authorized and regulated by the Financial. Services Authority of Great Britain (“TWAM”), is the investment manager for The Tail Wind Fund Ltd., and David Crook is the CEO and controlling shareholder of TWAM. Each of TWAM and David Crook expressly disclaims any equitable or beneficial ownership of the shares being registered hereunder and held by The Tail Wind Fund Ltd.
(2)	Andrew P. Mackellar has been authorized by the Board of Directors of Solomon Strategic Holdings, Inc. (“SSH”) to make voting and disposition decisions with respect to the shares on behalf of SSH. By reason of such delegated authority, Mr. Mackellar may be deemed to share dispositive power over the shares of common stock owned by SSH. Mr. Mackellar expressly disclaims any equitable or beneficial ownership of the shares being registered hereunder and held by SSH, and he does not have any legal right to maintain such delegated authority.
(3)	The number of shares of Common Stock offered are in accordance with the Registration Rights Agreement between the selling stockholder and the Company.
(4)	Based upon 11,977,392 shares of Common Stock outstanding at June 9, 2008, The Tail Wind Fund Ltd. (“Tail Wind”) beneficially owns a total of 1,095,650 shares of Common Stock, including (i) 850,000 shares of Common Stock issuable upon conversion of $4,250,000 in principal amount of the issuer’s 6.5% Convertible Note due November 1, 2009 issued to Tail Wind on November 8, 2006 (the “Notes”), and (ii) 170,000 shares of Common Stock issuable upon exercise of warrants issued to Tail Wind on November 8, 2006 (the “Warrants”), and (iii) 75,650 shares of Common Stock in payment for the accrued interest under the Notes through November 2009 (maturity of the Notes)
(5)	Based upon 11,977,392 shares of Common Stock outstanding at June 9, 2008, Solomon Strategic Holdings, Inc. (“Solomon”) beneficially owns a total of 193,350 shares of Common Stock, including (i) 150,000 shares of Common Stock issuable upon conversion of $750,000 in principal amount of the issuer’s 6.5% Convertible Note due November 1, 2009 issued to Solomon on November 8, 2006 (the “Notes”), and (ii) 30,000 shares of Common Stock issuable upon exercise of warrants issued to Solomon on November 8, 2006 (the “Warrants”), and (iii) 13,350 shares of Common Stock in payment for the accrued interest per the under the Notes through November 2009 (maturity of the Notes).

Value of the Securities Underlying the Notes

Conversion of notes @ conversion price of $5.00/share	1,000,000
Interest (6.5%-3 years)*$5,000,000=$975,000	89,000

Total shares registered for resale	1,089,000
Market price at date of sale of notes (11/03/06)	$5.50

Total Value of Notes on date of sale of notes (11/03/06):	$5,989,500
Current value of Notes (based on average price of common stock on June 6, 2008 of $13.40)	$16,750,000

Payments made in Connection with Transaction and net proceeds

Payments made to date		Payments to be made (Interest: 6.5% annual, payable June 30 and December 31)
Payments made to The Tail Wind Fund Ltd. for legal and Due diligence 10/10/2006	Payments made to The Tail Wind Fund Advisory Management Ltd. for legal and Due diligence 11/15/2006	Interest Payable 6/30/2007 ($)	Interest Payable 12/31/2007 ($)	Interest Payable 6/30/2008 ($)	Interest Payable 12/31/2008 ($)	Interest Payable 06/30/2009 ($)	Interest Payable 11/03/2009 ($)
$25,000	$42,500	$216,667	$162,500	$162,500	$162,500	$162,500	$108,333

Net Proceeds to the Company		Total possible payments made to Selling Shareholders in the first year Interest Payments of 6/30/2007 and 12/31/2007
$4,932,500	*	$379,167

*	proceeds of $5,000,000 less costs of $67,500.

Prospective Gains by Selling Shareholders on Conversion of Notes and Warrants

Market price per shares of convertible securities (Common Stock) on the date of sale: 11/03/2006	Conversion/ exercise price per shares as of of the date of sale: 11/03/2006 (date of sale) of the convertible securities	Total number of shares underlying the Notes (without interest paid in shares) and Warrants	Combined Market Price of the Shares underlying the Notes 11/03/2006 (date of sale) ($)	Total Market Discount on Shares Underlying the Notes (06/06/2008) ($) **	Total Market Discount on Warrant Exercise Price (06/06/2008) ($) **	Total Discount to Market Price (06/06/2008) ($) **
$5.50	$5.00	1,200,000	$6,600,000	$10,500,000	$1,680,000	$12,180,000

*	The Conversion price of the Notes was adjusted for the 20 for 1 reverse stock split.
**	The market price of the shares at 06/06/08 is $13.40.

Prospective gains by selling shareholders on discounted shares as payment of liquidating damages

Total number of Discounted shares as payment of liquidated damages and interests from March 2008 waiver	Penalty interest up to 03/31/08 ($)	Liquidating damages up to 03/31/08 ($)	Profit to selling shareholders 04/29/08 (*) ($)
300,000	1,200,000	1,200,000	1,146,000

*	The market price of the shares at 04/29/08 is $11.82.

Actual Gains for Selling Shareholders from Other Issued Convertible Securities

Date of prior transaction	Selling Shareholder	Securities	Shares issued in warrant exercise And note conversion under the 01/25/06 notes issued	Market price per share at date of sale of securities ($)	Combined market price of shares ($)	Conversion price at exercise date under the 01/25/06 notes issued	Combined Conversion Price of Shares	Gain realized on sale of underlying securities (discount to market) ($)
01/25/06	Tail Wind Fund Ltd	Shares (Conversion)	137,392	6.55	899,917	$4.44	$611,043	288,874
		Warrants (Exercise)	116,666	10.92	1,273,574	$6.00	$700,000	573,574

	Solomon Strategic Holdings, Inc	Shares (Conversion)	9,829	9.46	92,982	$4.44	$43,730	49,252
		Warrants (Exercise)	8,334	10.26	85,467	$6.00	$50,000	35,467

Percentage of proceeds

Gross proceeds from sale of Notes and Warrants on 11/03/2006 (date of sale) ($)	Combined profit (discount to Market Price) of Selling Shareholders and shareholders (600,000) ($)	All payments by the Company (in the form of expense reimbursement interest payments and liquidated damages) from sale of Notes	Resulting Net Proceeds to the Company	Total gross proceeds divided by all payments and payments and discount to Market Price (%)	Total gross proceeds divided by all payments and payments and discount to Market Price Averaged over three years (%)
$5,000,000	$600,000	$2,246,667	$2,153,333	$56.9%	18.97%

Prior transaction with Selling Shareholders

Date of prior transaction	Total number of shares of common stock issued and outstanding prior to the transaction (none were held by the Selling shareholders as of that date)	Total number of shares underlying the Securities sold in the January 25, 2006 transaction	Percentage of Total number of shares underlying the Securities sold in the January 25, 2006 transaction by Total number of shares of common stock issued and outstanding prior to the transaction (%)	Market price per share prior to January 25, 2006 transaction ($)	Current market Price as of June 6, 2008 ($)
January 25, 2006	5,839,760	250,000	4.28%	$6.60	$14.30

Common shares offered by the Selling Shareholders in this prospectus

Total number of shares of common stock issued and outstanding prior to the transaction (not held by the selling shareholders	Total number of shares registered for resale by selling shareholders in prior registrations	Total number of shares held by selling Shareholders from prior registrations	Total number of shares sold by selling shareholders from prior registrations	Total number of shares registered in the name of selling shareholders in this Offering
11,977,392	437,500	0	272,211	1,539,000

Repayment and Short Positions:

Management of the Company has concluded that the Company has the financial ability to make all payments on the Notes. The Company has been informed by the Selling Shareholders that neither has any short position in the Company’s common stock.

Relationship with Selling Shareholders

The Company reimbursed the Selling Shareholders for expenses related to legal fees and due diligence in the aggregate amount of $67,500 in connection with the November 2006 private placements. The Company has no other agreements with the Selling Shareholder apart from the Securities Purchase Agreement and the Registration Rights Agreement (filed with the Securities Exchange Commission) (i) the agreements relating to the January 2006 financing, (ii) on Form 8-K on November 13, 2006 and from SB-2 on December 18, 2006, respectively, relating to the November 2006 financing and (iii) the Waiver and Amendment Agreement (filed as an exhibit to this Registration Statement), covering all such liquidated damages as well as certain accrued and unpaid interest, pursuant to which we issued 300,000 shares of Common Stock. The discounts from applicable market prices used for various portions of the liquidated damages so agreed to range from $7.47 per share to $9.06 per share. The aggregate value of the settlement payment is $3,546,000, based on the closing price of the Common Stock on April 29, 2008. Based on such closing price, the total discounts given to the selling stockholders will result in a profit of approximately $1,146,000.

Securities Issued Recent Financings

Financing in January 2006

In January 2006, we completed a financing transaction with a group of twenty one investors, which included the selling shareholders, pursuant to a related subscription agreement (the “Subscription Agreement”), dated as of January 25, 2006, between us and the investors. Pursuant to the Subscription Agreement, we issued to the investors, in reliance upon the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering and Regulation D promulgated thereunder, (1) convertible secured promissory notes, in the aggregate principal amount of $5,225,000; (2) Class A warrants to purchase shares of our common stock, at an adjusted exercise price of $6.00 per share; and (3) Class B warrants to purchase shares of our common stock, at an adjusted exercise price of $6.00 per share. One Class A warrant and one Class B warrant were issued to each investor for each two shares of our common stock that would have been issued by us on January 25, 2006 if each convertible secured promissory note had been fully converted at the rate of $6.00 per share on that date. In addition, we also issued warrants to purchase up to 87,083 shares of our common stock, at the exercise price of $6.00 per share and otherwise on terms similar to those of the Class B warrants, to Bursteine & Lindsay Security Corp., which acted as a finder (the “Finder”) in the financing transaction. We also agreed to pay the Finder (i) a fee of 10% of the proceeds we received from the sale of our convertible secured promissory notes, and (ii) a fee of 10% of the cash proceeds to be received by us from the exercise of the Class A and Class B warrants.

As required by the Subscription Agreement, we registered with the SEC on a registration statement on Form SB-2 (the “Registration Statement”) the public resale of the shares of our common stock underlying the outstanding convertible secured promissory notes, Class A warrants and Class B warrants. The holders of such securities were also entitled under the terms of the Subscription Agreement to (i) demand registration rights, whereby on one occasion, for a period commencing 120 days after January 26, 2006, but not later than two years after that date, upon a written request from any record holder(s) of more than 50% of shares of our common stock issued or issuable pursuant to the conversion of the notes and/or exercise of the warrants, we may be required to prepare and file with the SEC a registration statement covering the public resale of all such securities; and (ii) piggyback registration rights in relation to any registration statement under the Securities Act (other than those on Forms S-4, S-8 or similar form), provided that such securities are not otherwise registered for resale pursuant to an effective registration statement. We have agreed to pay for all expenses of such registrations incurred by us (excluding all underwriting discounts and selling commissions applicable to the public resale of our securities by the investors).

Pursuant to the Subscription Agreement, we were subject to liquidated damages, payable in cash or, at our election, in registered shares of our common stock valued at the conversion price per share applicable at the time to the convertible secured promissory notes, to each investor, in the amount of 2% of each investor’s initial investment amount, for each calendar month or portion thereof if we did not file the Registration Statement within 30 calendar days from January 26, 2006, or if the Registration Statement was not declared effective within 120 calendar days from January 26, 2006 (such date, the “Required Effective Date”). We are subject to similar liquidated damages if (i) we do not file a registration statement with the SEC pursuant to the exercise by the investors of their piggyback or demand registration rights described above, within 60 days after investors’ written request, or if such registration statement is not declared effective within 120 days of such request; or (ii) the Registration Statement does not cover a sufficient number of shares, whether prior to or after effectiveness of the Registration Statement. Notwithstanding the foregoing, we were not liable for liquidated damages to any investor if any event or delay results from such investor’s act or omission contrary to his or its obligations under the Subscription Agreement, or if such investor was able to transfer his or its securities under Rule 144(k). Because the Registration Statement was declared effective after the Required Effective Date, in August 2006 we paid to the investors in full the resulting liquidated damages in the amount of $66,500.

Pursuant to the provisions in the convertible secured promissory notes, if we issued our common stock, convertible securities or warrants, rights or options, and if we issued our common stock upon conversion of such convertible securities or exercise of such warrants, rights or options, at a price lower than the conversion price of the convertible secured promissory notes, the conversion price of the convertible secured promissory notes would be reduced to the issuance price upon such issuance. In addition, the exercise price of Class A warrants and Class B warrants may be reduced if we issue our common stock, convertible securities or warrants, rights or options at a price lower than the purchase price of the Class A warrants and Class B warrants. As a result of the terms on which we issued securities in the November 2006 financing described below, and based upon our understanding with investors in our January 2006 financing, the exercise price of each of the Class A and Class B warrants we issued in our January 2006 financing have been adjusted to equal $6.00.

Under the Subscription Agreement, the investors also have, until the Registration Statement has been effective for 365 days, subject to certain exceptions, the right of first refusal with respect to our issuance of debt obligations or our common stock or other securities. Further, during the term of the Class A and Class B warrants, and for as long as our convertible secured promissory notes are outstanding, and subject to certain limited exceptions, in the event we issue our common stock for a consideration less than the conversion price per share then in effect for the notes, or the exercise price per share then in effect for the warrants, such conversion price or exercise price will be reduced accordingly to such lower issuance price. Finally, the investors had a right to consent to the filing of registration statements until the expiration of the period defined as the sooner of (i) the Registration Statement having been current and available for use by the investors in connection with their resale of our securities for 180 days, or (ii) until all of our securities have been resold or transferred by the investors pursuant to Rule 144, without regard to volume limitations.

To secure our obligations under the Subscription Agreement and the convertible secured promissory notes, we and our non-U.S. subsidiaries entered into a security agreement, pursuant to which all such parties granted a security interest to the investors in their assets, inventory, equipment, property, products and equity interests owned or thereafter acquired, as collateral to secure such obligations thereunder.

In connection with the transactions contemplated by the Subscription Agreement, our directors and officers agreed not to sell or transfer any of our stock, options or other convertible securities, subject to certain exceptions, until the sooner of (1) the end of the “Exclusion Period” defined as the sooner of (A) the registration statement relating to the resale of the common stock underlying the securities issued in the financing being current and available for use by the holders thereof for 180 days, and (B) until all such underlying shares of common stock have been resold or transferred pursuant to Rule 144(k) by the holders; or (2) until less than one-third of the initial issued principal amount of the convertible secured promissory notes is outstanding. The convertible secured promissory notes matured on January 25, 2008 and are no longer outstanding.

Financing in November 2006

In November 2006, we completed a financing transaction with the selling stockholders, pursuant to a related purchase agreement (the “Purchase Agreement”), dated as of November 8, 2006. Pursuant to the Purchase Agreement, we issued to the Purchasers, in reliance upon the exemption provided by Sections 4(2) and 4(6) under the Securities Act for a transaction not involving a public offering and Regulation D promulgated thereunder, (1) convertible notes in the principal aggregate amount of $5,000,000 with an interest rate of 6.5% per annum (the “6.5% convertible notes”) due November 1, 2009 and (2) warrants to purchase an aggregate of up to 200,000 shares of our common stock. The 6.5% convertible notes are convertible into shares of our common stock at a per share conversion price of $5.00 per share. In connection with the Purchase Agreement, we agreed to pay The Tail Wind Fund Ltd. a non-refundable, non-accountable sum equal to $67,500 as and for legal and due diligence expenses incurred in connection with the Purchase Agreement.

Pursuant to the Purchase Agreement, we agreed not to redeem those convertible secured promissory notes issued to the Purchasers on or about January 25, 2006 other than pro rata with the other holders of our convertible secured promissory notes issued on or about January 25, 2006.

In connection with the Purchase Agreement, we agreed to list the shares underlying the 6.5% convertible notes and the warrants on the American Stock Exchange as promptly as possible, but no later than the date on which our shares of common stock are generally listed for trading on the American Stock Exchange, and, for so long as the convertible notes remain outstanding, we will continue to take all action necessary to continue the listing and trading of our common stock on the American Stock Exchange, on the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Capital Market and comply with the applicable rules of such exchange or market, as applicable, to ensure the continued eligibility for trading of the shares underlying the convertible notes and the warrants.

In connection with the November 2006 financing, we granted the Purchasers certain registration rights under a registration rights agreement. We have agreed to file a separate registration statement for the public resale of the shares of our common stock underlying the outstanding 6.5% convertible notes and the warrants by the earlier of (a) four months following November 8, 2006, provided if the registration statement, of which this prospectus forms a part, is not filed prior to February 15, 2007, then March 31, 2007, (b) ten days following the abandonment or any significant postponement of, or any materials changes to the terms or manner of this offering, and (c) the date on which the registration statement, of which this prospectus forms a part, is filed.

The Purchasers are also entitled to demand registration rights for any additional securities, which are entitled to be included in the registration statement described in the immediately preceding paragraph but have not been included in such a registration statement. We have agreed to pay for all expenses of such registrations incurred by us (excluding all underwriting discounts and selling commissions applicable to the public resale of our securities by the investors).

We agreed to pay liquidated damages, in an amount equal to 2% of the sum of the aggregate principal amount then outstanding under the 6.5% convertible notes for each month (or portion thereof), if such registration statement is not filed pursuant to the registration rights agreement, provided that such liquidated damages, when combined with the other liquidated damages hereunder, shall not exceed 36% in the aggregate.

We also have agreed to pay liquidated damages in an amount equal to 2% of the sum of the aggregate principal amount then outstanding under the 6.5% convertible notes for each month (or portion thereof) if (A) the registration statement is not declared effective by the SEC within the earlier of (x) seven months following November 8, 2006, (y) three months following the filing date if this offering is abandoned or significantly postponed or delayed, or the terms or manner of this offering are materially changed, and (z) the fifth day following the date on which we are notified by the SEC that such registration statement will not be reviewed or is no longer subject to further review and comments, or the registration statement covering additional registrable securities is not declared effective by the SEC within three (3) months following demand of a Purchaser relating to the additional registrable securities to be covered thereby (or the fifth day following the date on which we are notified by the SEC that such registration statement will not be reviewed or is no longer subject to further review and comments), (B) after a registration statement has been declared effective by the SEC, sales cannot be made pursuant to such registration statement for any reason (including without limitation by reason of a stop order, or our failure to update the registration statement), (C) the registrable securities (or additional registrable securities after issuance and registration) are not listed or included for quotation on the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange, the American Stock Exchange or the OTC Bulletin Board or trading of the our common stock is suspended or halted thereon, or (D) we fail, refuse or are unable to timely issue unlegended certificates for such shares upon conversion of the 6.5% convertible notes or upon exercise of the warrants within ten days following a Purchaser’s written demand for issuance of such shares.

Under the terms of the Purchase Agreement, so long as any convertible notes are outstanding, the Purchasers have a right to participate in the non-public sale or offer of our equity securities under certain terms and conditions described in the convertible notes. The purchasers are entitled to anti-dilution protection with respect to their securities under the circumstances described in the November 2006 financing documents. In particular, the conversion price of the convertible notes and the exercise price of the warrants issued in the November 2006 financing may be reduced in accordance with a pre-determined fraction if we issue any common stock or convertible securities or any warrants or other rights to purchase our common stock, or directly or indirectly effectively reduce the conversion, exercise or exchange price for any outstanding convertible securities to a price lower than the greater of (i) the closing market price of the common stock on the trading day next preceding such issuance or (ii) the respective conversion price of the convertible notes and the exercise price of the warrants issued in the November 2006 financing.

Additional terms of the convertible secured promissory notes, Class A warrants, Class B warrants, and finder’s warrants we issued in this financing transaction and the 6.5% convertible notes are described below.

We were also obligated to pay to such investors liquidated damages due to this registration statement on Form S-3 having not yet been declared effective as well as additional liquidated damages until such time as it became effective. We have reached a waiver and amendment agreement with the selling stockholders, covering all such liquidated damages as well as certain accrued and unpaid interest, pursuant to which we issued 300,000 shares of Common Stock. The discounts from applicable market prices used for various portions of the liquidated damages so agreed to range from $7.47 per share to $9.06 per share. The aggregate value of the settlement payment is $3,546,000, based on the closing price of the Common Stock on April 29, 2008. Based on such closing price, the total discounts given to the selling stockholders will result in a profit of approximately $1,146,000.

Terms of the Class A and Class B Warrants

The Class A and Class B warrants we issued in the January 2006 financing can be exercised at any time, and from time to time, during the period commencing upon closing of the financing and ending on (i) January 25, 2009, in the case of the Class A warrants, and (ii) January 25, 2011, in the case of the Class B warrants. The adjusted exercise price of the Class A warrants of $6.00 per share, and the adjusted exercise price of the Class B warrants of $6.00 per share, and the number of shares of common stock or other securities at the time issuable upon exercise of such warrants, in each case will be appropriately adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares of stock or securities. In case of any consolidation or merger by us with or into any other corporation, entity or person, or any other corporate reorganization, in which we shall not be the continuing or surviving entity of such consolidation, merger or reorganization (any such transaction being hereinafter referred to as a “Reorganization”), then, in each case, the holder of the warrants on exercise any time after the consummation or effective date of such Reorganization (such date, the “Effective Date”), shall receive, in lieu of the shares of stock or other securities at any time issuable upon the exercise of the warrants prior to the Effective Date, the stock and other securities and property (including cash) to which such holder would have been entitled upon the Effective Date if such holder had exercised the warrants immediately prior thereto.

The Class A and Class B warrants can be exercised pursuant to a cashless exercise. Under the terms of the warrants, the holders thereof have agreed not to elect for a period of one (1) year a cashless exercise of the warrants, and also not to elect a cashless exercise so long as there is an effective registration statement for shares underlying the respective warrants.

Common Stock Purchase Warrants Issued in the November 2006 Financing

The common stock purchase warrants issued in the November 2006 financing have identical terms with the other common stock purchase warrants not denominated as any particular series.

Convertible Secured Promissory Notes

In connection with the January 2006 financing transaction, we have issued convertible secured promissory notes in the aggregate principal amount of $5,225,000. These notes matured on January 25, 2008. These notes accrue interest on the outstanding principal amount thereof at a rate per annum of eight percent (8%) from January 25, 2006 and are payable, in arrears, subject to the terms and conditions of the notes. The notes are subject to default interest of fifteen percent (15%) per annum following the occurrence and during the continuance of one of the enumerated events of default, such as failure to pay principal or interest, breach of covenants, representations or warranties, a money judgment against us, our subsidiary or any property or assets of the same, for more than $100,000 and not vacated for 45 days, delisting from OTC Bulletin Board, or any outstanding unpaid obligation in the amount of over $200,000. At the option of the holder, these notes are convertible into shares of our common stock, at a per share conversion price of $6.00, subject to adjustment as set forth in the notes and in the Subscription Agreement. After the occurrence of an event of default, the conversion price per share will be the lower of the rate of $6.00 per share of our common stock, or 75% of the volume weighted average price of the traded stock for the five (5) trading days preceding the notice of conversion received by us from the holders of the convertible notes.

At any time (i) while the Registration Statement is effective, and (ii) if there has not been an event of default or an event that could become an event of default (with the passage of time or the giving of notice), we have the right to notify the note holders of our intention to redeem by prepayment the outstanding principal amount of the notes (unless the holder thereof had earlier elected to convert the same into shares of our common stock), in whole or in part, by paying the note holders a sum equal to 120% of the principal amount to be redeemed, plus accrued but unpaid interest thereon and any other sums due and accrued to the holders. We must pay the redemption amount to the holders within 30 business days of the date of our redemption notice thereto; our failure to do so will result in an uncurable event of default.

Under the terms of the convertible secured promissory notes, we are required to repay the same on a monthly basis, commencing on April 25, 2006 and on the same date thereafter (each, a “Repayment Date”) until the outstanding principal amount and interest have been repaid in full. Subject to our right to elect to make these monthly payments (A) in cash (in an amount equal to 110% of the principal amount component of the monthly amount due and 100% of all other components of such monthly amount), or (B) in registered common stock valued at an applied conversion rate per share at the lower of (x) the rate of $6.00 per share of our common stock, or (y) 75% of the volume weighted average price of our traded common stock for the five (5) trading days preceding a notice of conversion, if any is given by the note holder to us following our notice thereto (in advance of each Repayment Date and pursuant to the provisions of the notes) of our intention to pay the monthly amount in shares of our common stock, on each Repayment Date we are required to make payments to the note holders in the amount of 4.545% of the initial principal amount of the outstanding notes, all interest accrued thereon through the Repayment Date and any other amounts then owing and unpaid with respect thereto. As of September 30, 2007, twenty monthly repayments have been made: the first two repayments were made in cash while the others were made in shares of our common stock. The note was totally repaid on January 25, 2008.

Terms of the 6.5% Convertible Notes

In connection with the November 2006 financing transaction, we have issued convertible notes in the aggregate principal amount of $5,000,000 with a conversion price of $5.00. These notes will mature on November 1, 2009 and accrue interest on the outstanding principal amount thereof at a rate per annum of six and one half percent (6.5%) from November 8, 2006, and are payable in arrears. The 6.5% convertible notes are subject to default interest equal to the lower of (i) of eighteen per cent (18%) per annum or (ii) the highest rate permitted by law.

The 6.5% convertible notes may be converted at any time at the option of the Purchasers, at a per share conversion price of $5.00, subject to adjustment as set forth in the 6.5% convertible notes and in the Purchase Agreement. In an event of default, a Purchaser may declare all of the then outstanding 6.5% convertible notes to be due and payable immediately. In the event of such acceleration, the amount due and owing to such a Purchaser shall be the greater of (1) 130% of the outstanding principal amount of the 6.5% convertible notes (plus all accrued and unpaid interest, if any) and (2) the product of (A) the highest closing price for the five (5) Trading days immediately preceding such a Purchaser’s acceleration and (B) the applicable conversion rate of the 6.5% convertible notes.

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling stockholders. All costs, expenses and fees connected with the registration of these shares will be borne by us. Any brokerage commissions and similar expenses connected with selling the shares will be borne by the selling stockholders. The selling stockholders may offer and sell the shares covered by this prospectus from time to time in one or more transactions. The term “selling stockholder” includes pledgees, donees, transferees and other successors-in-interest who may acquire shares through a pledge, gift, partnership distribution or other non-sale-related transfer from the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale, and they may sell shares on one or more exchanges, through the American Stock Exchange or other market, in the over-the-counter market or in privately negotiated transactions at prevailing market prices at the time of sale, at fixed prices, at varying prices determined at the time of the sale or at negotiated prices. These transactions include:

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

•	exchange or over-the-counter distributions in accordance with the rules of the exchange or other market;

•	block trades in which the broker-dealer attempts to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In connection with distributions of the shares or otherwise, the selling stockholders may:

•	after the effectiveness of the applicable registration statement that covers the shares included in this prospectus, sell the shares short and redeliver the shares to close out short positions;

•	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares covered by this prospectus, which they may in turn resell; and

•	pledge shares to broker-dealers or other financial institutions, which, upon a default, they may in turn resell.

The selling stockholders may also sell any shares under Rule 144 rather than with this prospectus if the sale meets the requirements of that rule.

In effecting sales, the selling stockholders may engage broker-dealers or agents, who may in turn arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders and/or from the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions. To our knowledge, there is currently no plan, arrangement or understanding between any selling stockholder and any broker-dealer or agent regarding the sale of any shares by the selling stockholders.

The selling stockholders, any broker-dealers or agents and any participating broker-dealers that act in connection with the sale of the shares covered by this prospectus may be “underwriters” under the Securities Act with respect to those shares and will be subject to the prospectus delivery requirements of that act. Any profit that the selling stockholders realize, and any compensation that any broker-dealer or agent may receive in connection with any sale, including any profit realized on resale of shares acquired as principal, may constitute underwriting discounts and commissions. If the selling stockholders are deemed to be underwriters, the selling stockholders may be subject to certain liabilities under statutes including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Section 10(b) of and Rule 10b-5 under the Exchange Act.

The securities laws of some states may require the selling stockholders to sell the shares in those states only through registered or licensed brokers or dealers. These laws may also require that we register or qualify the shares for sale in those states unless an exemption from registration and qualification is available and the selling stockholders and we comply with that exemption. In addition, the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the shares and the ability of any person to engage in market-making activities with respect to the shares.

If a selling stockholder notifies us that he, she or it has entered into any material arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, over-the-counter distribution or secondary distribution, or a purchase by a broker or dealer, we will file any necessary supplement to this prospectus to disclose:

•	the number of shares involved in the arrangement;

•	the terms of the arrangement, including the names of any underwriters, dealers or agents who purchase shares, as required;

•	the proposed selling price to the public;

•	any discount, commission or other underwriting compensation;

•	the place and time of delivery for the shares being sold;

•	any discount, commission or concession allowed, reallowed or paid to any dealers; and

•	any other material terms of the distribution of shares.

The selling stockholders will pay any underwriting discounts and commissions, any expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services, and any other expenses incurred by the selling stockholders in disposing of the shares. We will pay the expenses we have incurred in connection with preparing and filing the related registration statements and this prospectus. The selling stockholders may indemnify any broker-dealer or agent that participates in transactions involving the sale of the shares against liabilities, including liabilities under the Securities Act.

Our common stock trades on the American Stock Exchange under the symbol “HQS.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read and copy any of our SEC filings at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public on the SEC’s web site at www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information from some of our other SEC filings. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus. In addition, some information that we file with the SEC after the date of this prospectus will automatically update, and in some cases supersede, the information contained or otherwise incorporated by reference in this prospectus. The following documents, which we filed with the Securities and Exchange Commission, are incorporated by reference in this prospectus:

(a)	Our annual report on Form 10-K for the fiscal year ended December 31, 2007, Form 10-KSB for the fiscal year ended December 31, 2006 (as filed on March 20, 2007); Our annual report on Form 10-KSB for the fiscal year ended December 31, 2005 (as filed on March 31, 2006); Our annual report on Form 10-KSB for the fiscal year ended December 31, 2004 (as filed on April 11, 2005);

(b)	Amendment Number One to our annual report on Form 10-KSB/A for the fiscal year ended December 31, 2006 (as filed on March 27, 2007);

(c)	Post- Effective Amendment Number Three to Form SB-2 (as filed on June 1, 2007) and Request for Withdrawal, (as filed on June 27, 2007);

(d)	Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2008 (as filed on May 14, 2008);

(e)	Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2007 (as filed on May 15, 2007);

(f)	Our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2007 (as filed on August 3, 2007)

(g)	Our quarterly report on Form 10-Q for the fiscal quarter ended September 31, 2007 (as filed on November 14, 2007)

(h)	Our current report on Form 8-K dated November 8, 2007 (as filed on November 13, 2006);

(i)	Our current report on Form 8-K dated May 17, 2007 (as filed on May 17, 2007);

(j)	Our current report on Form 8-K dated May 18, 2007 (as filed on May 21, 2007);

(k)	Our current report on Form 8-K dated June 1, 2007 (as filed on June 7, 2007);

(m)	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

Also incorporated by reference into this prospectus are all documents that we may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act either (1) after February 1, 2008 and before the effectiveness of this registration statement, and (2) after the date of this prospectus and before we stop offering the securities described in this prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, as well as proxy statements. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You may request copies of these filings, at no cost, by writing to or calling our Investor Relations department at:

HQ Sustainable Maritime Industries, Inc.

Melbourne Towers, 1511 Third Avenue

Suite 788

Seattle, WA 98101

Telephone: (206) 621-9888

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Joseph I. Emas, P.A. Joseph I. Emas beneficially owns 13,000 shares of our common stock and is a director of the Company.

EXPERTS

Rotenberg & Company, LLP, independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2007 and for the two years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on its expertise in accounting and auditing.

The Chief Executive Officer and Chief Financial Officer conducted an evaluation of the effectiveness of the design and operation of the Company’s disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as of the end of the period covered by this report. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures were effective as of the end of the period covered by this report. There were no changes in internal control over financial reporting (as defined in Rule 13a-15(e) under the Exchange Act) that occurred during the first quarter of 2008 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

and Stockholders

HQ Sustainable Maritime Industries, Inc. and Subsidiaries

Delaware

We have audited the accompanying consolidated balance sheets of HQ Sustainable Maritime, Inc. and Subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended. HQ Sustainable Maritime, Inc. and Subsidiaries’ management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HQ Sustainable Maritime, Inc. and Subsidiaries as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP

Rochester, New York

March 27, 2008

HQ SUSTAINABLE MARITIME INDUSTRIES, INC

(INCORPORATED IN THE STATE OF DELAWARE

WITH LIMITED LIABILITY)

CONSOLIDATED BALANCE SHEETS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$46,959,908	$11,389,375
Trade receivables	25,234,502	17,957,521
Inventories	877,716	708,858
Prepayments	350,116	384,693
Future income taxes	26,097	—

TOTAL CURRENT ASSETS	73,448,339	30,440,447

PROPERTY, PLANT AND EQUIPMENT, NET	7,716,615	7,619,606
CONSTRUCTION IN PROGRESS	949,728	1,196,453
INTANGIBLE ASSETS	1,254,002	473,200

	9,920,345	9,289,259
OTHER ASSETS
Deferred taxes	873,865	817,577
Deferred expenses	84,317	1,305,197

	958,182	2,122,774

TOTAL ASSETS	$84,326,866	$41,852,480

The accompanying notes are an integral part of the consolidated financial statements

HQ SUSTAINABLE MARITIME INDUSTRIES, INC

(INCORPORATED IN THE STATE OF DELAWARE

WITH LIMITED LIABILITY)

CONSOLIDATED BALANCE SHEETS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$8,935,928	$3,822,510
Bank loans	—	1,255,203
Taxes payable	956,289	175,160
Due to related parties	—	198,553
Due to directors	1,544,350	1,698,265
Current portion of promissory notes	461,284	1,227,672

TOTAL CURRENT LIABILITIES	11,897,851	8,377,363

OTHER LIABILITIES
Convertible promissory notes, net of discount	3,653,352	3,869,382

TOTAL LIABILITIES	15,551,203	12,246,745
SHAREHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 100,000 shares issued and outstanding	100	100
Common stock, $0.001 par value, 200,000,000 shares authorized, 11,511,317 and 6,416,856 shares issued and outstanding as of December 31, 2007 and December 31, 2006 respectively	11,511	6,417
Additional paid-in capital	57,142,204	25,441,626
Accumulated other comprehensive income	4,590,060	1,612,366
Retained earnings/(deficit)	2,373,825	(683,846)
Appropriation of retained earnings (reserves)	4,657,963	3,229,072

TOTAL SHAREHOLDERS’ EQUITY	68,775,663	29,605,735

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$84,326,866	$41,852,480

The accompanying notes are an integral part of the consolidated financial statements

HQ SUSTAINABLE MARITIME INDUSTRIES, INC

(INCORPORATED IN THE STATE OF DELAWARE

WITH LIMITED LIABILITY)

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Sales	$54,970,211	$39,095,403
Cost of sales	29,426,918	21,917,345

Gross profit	25,543,293	17,178,058
Selling and distribution expenses	841,263	591,376
Marketing and advertising	5,162,299	4,547,615
General and administrative expenses	4,800,361	4,673,679
Depreciation and amortization	1,217,284	1,029,672
Provision for/(Recovery of) doubtful accounts	672,086	(706,514)

Income from operations	12,850,000	7,042,230
Finance costs	5,857,117	5,183,567
Other (income)/expense	(42,491)	16,731

Income before income taxes	7,035,374	1,841,932
Income taxes
Current	2,548,812	825,418
Deferred	—	142,550

Net income attributable to shareholders	4,486,562	873,964

OTHER COMPREHENSIVE INCOME
Foreign currency translation income	2,977,694	1,113115

COMPREHENSIVE INCOME	$7,464,256	$1,987,079

NET INCOME PER SHARE
Basic (After reverse split)	$0.587	$0.145

Diluted (After reverse split)	$0.543	$0.145

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic (After reverse split)	7,635,124	6,028,935

Diluted (After reserve split)	8,989,469	6,037,325

The accompanying notes are an integral part of the consolidated financial statements

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE

WITH LIMITED LIABILITY)

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	Common Stock (after reverse split)		Preferred Stock		Additional paid in Capital
	Share (after reverse split)	Par Value	Share	Par Value
Balance at January 1, 2006	116,105,225	$116,105	100,000	$100	$15,574,752

Adjustment for reverse split	(110,299,964)	(110,300)			110,300
Issuance of common stock and warrants	611,595	612	—	—	9,756,574
Net income for the year	—	—	—	—	—
Transfer to reserve	—	—	—	—	—

Balance at December 31, 2006	6,416,856	$6,417	100,000	$100	$25,441,626

Issuance of common stock and warrants	5,094,461	5,094	—	—	31,700,578
Net income for the year	—	—	—	—	—
Transfer to reserve	—	—	—	—	—

Balance at December 31, 2007	11,511,317	$11,511	100,000	$100	$57,142,204

	Appropriation of retained earnings (reserves)	Accumulated other comprehensive income	Retained earnings (deficit)	Total
Balance at January 1, 2006	$1,985,845	$499,251	$(314,583)	$17,861,470

Issuance of common stock and warrants	—	—	—	9,757,186
Net income for the year	—	—	873,964	873,964
Transfer to reserve	1,243,227	—	(1,243,227)	—
Foreign currency translation adjustment	—	1,113,115	—	1,113,115

Balance at December 31, 2006	$3,229,072	$1,612,366	$(683,846)	$29,605,735

Issuance of common stock and warrants	—	—	—	31,705,672
Net income for the year	—	—	4,486,562	4,486,562
Transfer to reserve	1,428,891	—	(1,428,891)	—
Foreign currency translation adjustment	—	2,977,694	—	2,977,694

Balance at December 31, 2007	$4,657,963	$4,590,060	$2,373,825	$68,775,663

The accompanying notes are an integral part of the consolidated financial statement

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE

WITH LIMITED LIABILITY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
OPERATING ACTIVITIES
Net income	$4,486,562	$873,964
Non-cash items:
Depreciation and amortization	1,217,284	1,029,672
Loss on disposal of fixed assets	53,603
Write off of fixed assets	41,637	—
Financial and other non cash services	5,164,795	5,919,549
Deferred income taxes		109,046
Change in non-cash working capital items:
Inventories	(168,858)	(151,394)
Trade receivables, net of provisions	(7,276,981)	(9,407,163)
Prepayments	34,577	(252,829)
Tax recoverable	—	185,429
Accounts payable and accrued expenses	5,113,418	1,205,064
Taxes payable	624,860	—

Cash flow generated from / (used in) operating activities	9,290,897	(488,662)

INVESTING ACTIVITIES
Acquisition of property, plant and equipment	(902,981)	(65,337)
Sales proceeds of disposal of fixed assets	157,435	—
Construction in progress	(634,905)	(1,196,453)
Acquisition of intangible assets		(550,000)
Acquisition of deferred expenses		(983,060)

Cash flow used in investing activities	(1,380,451)	(2,794,850)

FINANCING ACTIVITIES
Cash proceeds from issuance of common stock	28,570,475
Convertible promissory notes issued, net of cash repayments		9,112,554
Due (to)/from directors	(153,915)	347,726
Repayment to related parties	(198,553)	(62,968)
Bank loan payments	(1,255,203)	(471,061)

Cash flow generated from financing activities	26,962,804	8,926,251

NET CHANGE IN CASH AND CASH EQUIVALENTS	34,873,250	5,642,739

Due (to)/from directors	(153,915)	347,726
Repayment to related parties	(198,553)	(62,968)
Bank loan payments	(1,255,203)	(471,061)

Cash flow generated from financing activities	26,962,804	8,926,251
NET CHANGE IN CASH AND CASH EQUIVALENTS	34,873,250	5,642,739
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	697,283	606,477
Cash and cash equivalents, beginning of year	11,389,375	5,140,159

Cash and cash equivalents, end of year	$46,959,908	$11,389,375

SUPPLEMENTARY CASH FLOWS DISCLOSURES
Interest paid	$—	$17,478

Taxes paid	$1,155,429	$430,643

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Common shares issued for services	$173,000	$195,000

Reclassification of Construction in Progress to Land Use Rights	$964,002	$—

HQ SUSTAINABLE MARITIME INDUSTRIES, INC

NOTES FOR THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

NOTE 1 – ORGANIZATION AND PRINCIPAL ACTIVITIES

HQ Sustainable Maritime Industries, Inc. (“HQSM”) was initially incorporated as Sharon Capital Corporation, or Sharon, on September 21, 1989 under the laws of the State of Nevada. Sharon was a “blind pool/blank check” corporation organized for the purpose of purchasing, merging with or acquiring a business or assets from another company. In July 1990, Sharon was changed to PEI, Inc., which was subsequently changed to Process Equipment, Inc. in November 1990. On March 17, 2004, Process Equipment, Inc., Process Equipment Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Process Equipment, Inc., or PEAC, and Jade Profit Investment Limited, or Jade, a British Virgin Islands limited liability corporation, entered into an agreement and plan of merger. Pursuant to that agreement, Process Equipment, Inc., through PEAC, acquired Jade, and 84.42% ownership in Jade’s subsidiary Hainan Quebec Ocean Fishing Co. Ltd, a People’s Republic of China limited liability corporation, which we refer to as HQOF. As a result of that transaction, HQOF became our main operating subsidiary. In April of 2004, pursuant to the above agreement and plan of merger, the board of directors of Process Equipment, Inc. and a majority of the stockholders approved a name change and change of domicile of that company to Delaware via a merger with the newly formed wholly-owned Delaware subsidiary, HQSM. The name change, change of domicile and merger became effective on May 19, 2004, with HQSM being the surviving entity in the merger and acquiring all the assets and liabilities of Process Equipment, Inc. On August 17, 2004, we entered into a Purchase Agreement with Sino-Sult Canada (S.S.C.) Limited, a Canadian limited liability corporation (“SSC”), whereby we acquired Sealink Wealth Limited (“Sealink”), SSC’s wholly owned subsidiary incorporated in the British Virgin Islands. That purchase agreement has been filed as an exhibit to our current report on Form 8K filed with the Commission on August 18, 2004. Sealink is the sole owner of Jiahua Marine Bio-Products Co. Ltd., a limited liability company existing in China (“Jiahua Marine”) which is primarily engaged in the production and sales of marine bio-products and healthcare products in the PRC, as described in more detail in the above current report. Also as previously disclosed, in the same current report, SSC is owned by three of our current directors and executive officers who are also, together, indirect beneficial owners of the majority of our capital stock.

Further, as previously disclosed in the above current report, effective August 17, 2004, HQSM caused Jade Profit Investment Limited, its wholly-owned subsidiary, to acquire the minority equity interest equal to 15.58% that Jade did not already own in Hainan Quebec Ocean Fishing Company Limited, HQSM’s principal operating subsidiary. This purchase was effected by Jade pursuant to the Purchase Agreement, dated as of August 17, 2004, between Jade and Hainan Fuyuan Investment Company Limited, the holder of the minority equity interest of HQOF being acquired by Jade. Jade has previously obtained all requisite governmental approvals in the PRC in order to consummate this transaction.

The Group is principally engaged in the vertically integrated business of aquaculture through cooperative supply agreements, ocean product harvesting, and processing and sales of farm-bred and ocean harvested aquatic products. The principal products of HQOF are cross-bred hybrid of tilapia and white-legged shrimp, which are exported, directly and indirectly, to the United States, Canada, Japan and European countries. The major market is for export.

The Group is also engaged in the production and sales of marine bio-products and healthcare products in the PRC. The principal products of Jiahua Marine Bio-Product Company Limited (100% held subsidiary of Sealink) are Shark Cartilage Capsule, Shark Liver Oil and Shark Liver (Soft gel). The major market is domestic in the PRC.

NOTE 2 – BASIS OF PRESENTATION

The consolidated financial statements include the accounts of HQSM and all its subsidiaries (“The Group”). All material inter-company accounts and transactions have been eliminated. The consolidated financial statements are prepared in accordance with generally accepted accounting principles used in the United States of America.

NOTE 3 – ACCOUNTING POLICIES

A. CASH AND CASH EQUIVALENTS

The Group considers cash and cash equivalents to include cash on hand and demand deposits with banks with an original maturity of three months or less.

B. INVENTORIES

Inventories are stated at the lower of cost and net realizable value. Cost is calculated on the weighted average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. The Company evaluates the net realizable value of its inventories on a regular basis and records a provision for loss to reduce the computed weighted average cost if it exceeds the net realizable value.

C. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets. The percentages applied are:

Buildings and leasehold improvement	10 – 40 years
Plant and machinery	5 – 10 years
Motor vehicles	5 – years
Office equipment and furnishings	5 – years

D. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of financial instruments including cash, receivables, accounts payable and accrued expenses and debt, approximates their fair value at December 31, 2007 and 2006 due to the relatively short-term nature of these instruments.

E. INCOME TAXES

Taxes are calculated in accordance with taxation principles currently effective in the PRC. The Company accounts for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

F. GOVERNMENT SUBSIDIES

Subsidies from the government are recognized at their fair values when received or there is reasonable assurance that they will be received, and all attached conditions are complied with.

G. RELATED PARTIES

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. The Company conducts business with several related parties in the ordinary course of business. All transactions have been recorded at fair market value of the goods or services exchanged.

H. FOREIGN CURRENCY TRANSLATION

We follow SFAS No. 52, “Foreign Currency Translation”, for both the translation and re-measurement of balance sheet and income statement items into U.S. dollars. Resulting translation adjustments are reported as a separate component of accumulated comprehensive income (loss) in stockholders’ equity.

The Group maintains its books and accounting records in Renminbi (“RMB”), the PRC’s currency, being the functional currency. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date. Any translation gains (losses) are recorded in exchange reserve as a component of shareholders’ equity. Income and expenditures are translated at the average exchange rate of the year

	2007	2006
Year end RMB : US$ exchange rate	7.3046	7.8075
Average RMB : US$ exchange rate	7.5603	7.9388

On January 1, 1994, the PRC government introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “Unified Exchange Rate”). The quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with supplier’s invoices, shipping documents and signed contracts.

Commencing from July 21, 2005, China has adopted a managed floating exchange rate regime based on market demand and supply with reference to a basket of currencies. The exchange rate of the US dollar against the RMB was adjusted from approximately RMB 8.28 per US dollar to approximately RMB 8.11 per US dollar on July 21, 2005. Since then, the PBOC administers and regulates the exchange rate of US dollar against RMB taking into account demand and supply of RMB, as well as domestic and foreign economic and financial conditions.

I. USE OF ESTIMATE

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates.

J. REVENUE RECOGNITION

In accordance with the provisions of Staff Accounting Bulletin No. 101, revenue is recognized when merchandise is shipped and title passes to the customer and collectibility is reasonably assured.

K. EMPLOYEES’ BENEFITS

Mandatory contributions are made to the Government’s health, retirement benefit and unemployment schemes at the statutory rates in force during the period, based on gross salary payments. The cost of these payments is charged to the statement of income in the same period as the related salary cost.

L. SEGMENTS

No geographical segment analysis is provided for the three months and nine months ended September 30, 2007 and 2006, respectively, as less than 10% of consolidated revenues and less than 10% of consolidated income from operations is attributable to the segment other than the Mainland China.

Business Segment for the year ended December 31, 2007

	Aquaculture Product	Health and Bio-product	Unallocated Items	Consolidation
Sales to external customers	$36,248,437	$18,721,774	$—	$54,970,211

General and administrative expenses	856,068	237,655	3,706,638	4,800,361
Depreciation and amortization	645,152	355,667	216,465	1,217,284
Selling and distribution expenses	371,939	469,324	—	841,263
Marketing and advertising	—	5,162,299	—	5,162,299
Finance costs	1,717	112,937	5,742,463	5,857,117
Provision for doubtful accounts	664,873	5,644	1,569	672,086
Income/(loss) before taxation	7,478,613	9,380,535	(9,823,774)	7,035,374
Income taxes	1,179,309	1,395,600	(26,097)	2,548,812
Net Income/(loss) for the period	6,299,304	7,984,935	(9,797,677)	4,486,562

Segment assets	$34,238,892	$25,076,495	$25,011,479	$84,326,866

Segment liabilities	$4,208,988	$1,965,657	$9,376,558	$15,551,203

Business Segment for the year ended December 31, 2006

	Aquaculture Product	Health and Bio-product	Unallocated Items	Consolidation
Sales to external customers	$23,792,690	$15,302,713	$—	$39,095,403

General and administrative expenses	1,264,378	883,197	2,526,104	4,673,679
Depreciation and amortization	632,525	301,191	95,956	1,029,672
Selling and distribution expenses	233,641	357,735	—	591,376
Marketing and advertising	—	4,547,615	—	4,547,615
Finance costs	(10,201)	73,153	5,120,615	5,183,567
Provision for/(Recovery of) doubtful accounts	193,896	(900,410)	—	(706,514)
Income/(loss) before taxation	1,733,928	7,846,704	(7,738,700)	1,841,932
Income taxes	460,638	507,330	—	967,968
Net Income/(loss) for the period	1,273,290	7,339,374	(7,738,700)	873,964

Segment assets	$24,019,621	$16,270,332	$1,562,527	$41,852,480

Segment liabilities	$1,810,912	$2,388,875	$8,046,958	$12,246,745

M. COMPREHENSIVE INCOME

The Group has adopted the provisions of Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”). SFAS No. 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general-purpose financial statements. SFAS No. 130 defines comprehensive income to include all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities.

N. CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable. The Company performs ongoing credit evaluations with respect to the financial condition of its customers, but does not require collateral. In order to determine the value of the Company’s accounts receivable, the Company records a provision for doubtful accounts to cover probable credit losses. Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectibility of outstanding accounts receivable.

O. SHIPPING AND HANDLING COSTS

Shipping and handling costs are classified as cost of sales and are expensed as incurred.

P. ADVERTISING COSTS

Advertising costs are expensed as incurred.

Q. NET INCOME PER COMMON SHARE

Net income per common share is computed in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings per common share is calculated by dividing income available to common shareholders by the weighted-average number of common shares outstanding for each period. Diluted earnings per common share is calculated by adjusting the weighted-average shares outstanding assuming conversion of all potentially dilutive convertible securities.

R. DEFERRED EXPENSES

Deferred expenses represent the unamortized portion of finders’ fees related to the convertible promissory notes issued in January and November 2006.

S. INTANGIBLE ASSETS

Intangible assets are recognized if it is probable that the future economic benefits attributable to the assets will flow to the Company, and if the cost of the assets can be measured reliably. After initial recognition, intangible assets are measured at cost less any impairment losses. Intangible assets with definite useful lives are amortized on a straight-line basis over their useful lives.

T. RECENT PRONOUNCEMENTS

Prior to January 1, 2005, we accounted for stock-based compensation to non-employees (directors, investors, consultants) in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” Under the fair value recognition provisions of SFAS No. 123, stock-based compensation cost for all stock-based awards was measured at the grant date based on the value of the award and was recognized as expense over the service period for awards that were expected to vest.

Effective January 1, 2005, we adopted SFAS No. 123(R), “Share-Based Payment,” using the modified prospective application transition method. Because the fair value recognition provisions of SFAS No. 123 and SFAS No. 123(R) were materially consistent under our equity plans, the adoption of SFAS No. 123(R) did not have a significant impact on our financial position or our results of operations. Prior to our adoption of SFAS No. 123(R), benefits of tax deductions in excess of recognized compensation costs were reported as operating cash flows. SFAS No. 123(R) requires excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. These requirements apply to all voluntary changes and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 is effective for fiscal years beginning after December 15, 2005. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2006. The Company has adopted SFAS 154 and believes that the impact on its consolidated financial statements is immaterial for the year ended December 31, 2006.

In November 2005, the FASB issued Staff Position (“FSP”) FAS115-1/124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, which addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP amends FASB Statements No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and No. 124, “Accounting for Certain Investments Held by Not-for-Profit Organizations,” and APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” This FSP is effective for reporting periods beginning after December 15, 2005. We do not believe the adoption of this FSP will have a material impact on our financial statements.

In November 2005, the FASB issued FSP FAS123(R)-3, “Transition Election to Accounting for the Tax Effects of Share-Based Payment Awards.” This FSP requires an entity to follow either the transition guidance for the additional-paid-in-capital pool as prescribed in SFAS No. 123(R), “Share-Based Payment,” or the alternative transition method as described in the FSP. An entity that adopts SFAS No. 123(R) using the modified prospective application may make a one-time election to adopt the transition method described in this FSP. An entity may take up to one year from the later of its initial adoption of SFAS No. 123(R) or the effective date of this FSP to evaluate its available transition alternatives and make its one-time election. This FSP became effective in November 2005. We do not believe the adoption of this FSP will have a material impact on our financial statements.

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statement No. 133 and 140” (“SFAS 155”). SFAS 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” SFAS 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2007. The Company is currently evaluating the impact of SFAS 155 on its consolidated financial statements.

In March 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 amends FASB Statement No. 140 with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practical. SFAS 156 is effective as of the beginning of the first fiscal year that begins after September 15, 2006. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2007. The Company is currently evaluating the impact of SFAS 156 on its consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109)” (“FIN 48”), which clarifies the relevant criteria and approach for the recognition, de-recognition and measurement of uncertain tax positions. FIN 48 will be effective for the Company beginning January 1, 2007. We do not believe that the adoption of FIN 48 has had a material impact on our Consolidated Financial Statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 will be effective for the Company beginning January 1, 2008. We are currently in the process of assessing the provisions of SFAS No. 157 and determining how this framework for measuring fair value will affect our current accounting policies and procedures and our financial statements. We have not determined whether the adoption of SFAS No. 157 will have a material impact on our consolidated financial statements.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS 158”). SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 is effective for an employer with publicly traded equity securities as of the end of the first fiscal year ending after December 15, 2006. SFAS 158 also requires an employer to measure the funded status of a plan as of the date of its year–end statement of financial position, effective for fiscal years ending after December 15, 2008. As such, the Company is required to recognize the funded status of its defined benefit postretirement plan and to provide the required disclosures at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS 158 on its financial statements.

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115”. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. This Statement applies to all entities, including not-for-profit organizations. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2008. The Company is currently evaluating the impact of SFAS 159 on its consolidated financial statements.

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 141(R), “Business Combinations”. SFAS 141(R) establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, an any non controlling interest in the acquiree, recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS 141(R) on its consolidated financial statements but does not expect it to have a material effect.

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS 160 on its consolidated financial statements but does not expect it to have a material effect.

NOTE 4 – TRADE RECEIVABLES

The Group’s trade receivables at December 31, 2007 and 2006 are summarized as follows:

	2007	2006
Trade receivable	$25,907,060	$18,017,387
Less: Provision for doubtful accounts	672,558	59,866

	$25,234,502	$17,957,521

The activity in the Group’s provision for doubtful accounts during the year ended December 31, 2007 and 2006 is summarized as follows:

	2007	2006
Balance at beginning of year	$59,866	$737,002
Add/(less): Provision / (recovery) during the year	672,086	(706,514)
Exchange difference transfer to exchange reserve	(59,394)	29,378

Balance at end of year	$672,558	$59,866

NOTE 5 – PROPERTY, PLANT AND EQUIPMENT, NET

	2007	2006
Cost:
Buildings and leasehold improvement	$3,465,219	$3,103,514
Plant and machinery	9,583,421	8,784,507
Motor vehicles	130,212	83,642
Office equipment and furnishings	254,120	157,021

	13,432,972	12,128,684
Less: Accumulated depreciation:

Buildings and leasehold improvement	560,107	444,143
Plant and machinery	4,968,053	3,916,222
Motor vehicles	55,914	40,780
Office equipment and furnishings	132,283	107,933

	5,716,357	4,509,078

Property, plant and equipment, net	$7,716,615	$7,619,606

Depreciation expenses relating to property, plant and equipment was $1,034,084 and $952,872 for the year ended December 31, 2007 and 2006, respectively.

NOTE 6 – INVENTORIES

The inventories at December 31, 2007 and December 31, 2006 are summarized as follows:

	December 31, 2007	December 31, 2006
Raw materials	$288,656	$62,560
Work-in-progress	106,756	109,859
Finished goods	482,304	536,439

	$877,716	$708,858

NOTE 7 – PREPAYMENTS

The Group’s prepayment at December 31, 2007 and 2006 are summarized as follows:

	2007	2006
Advances to suppliers	$301,180	$281,780
Prepaid expenses	48,936	102,913

	$350,116	$384,693

NOTE 8 – INTANGIBLE ASSETS

At December 31, 2007 and 2006, the Group’s intangible assets are comprised of the following:

	2007	2006
Land use rights, at cost	$964,002	$—
Sales network, at cost	550,000	550,000

Intangible assets, at cost	1,514,002	550,000
Less: Accumulated amortization, land use rights	—
Less: Accumulated amortization, sales network	260,000	76,800

Intangible assets, net	$1,254,002	$473,200

LAND USE RIGHTS:

According to the Law in China, the government owns all the land in China. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. Land use rights are being amortized using the straight-line method over the lease term of 48 years. Since the related building will be completed in 2008 and operations will start in 2008, amortization will commence only in that year. The estimated amortization for each of the next five years will be approximately $20,100.

SALES NETWORK:

In 2006, the Company entered into an agreement with an unrelated third party by which it was agreed to purchase a sales network in order for us to develop the American market for our branded seafood products. The cost of the network, established at $550,000, is amortized on a 36 months period, starting in August 2006. The amortization of 2006 amounted to $76,800 and the amortization of 2007 amounted to $183,200. The amortization for 2008 and 2009 will amount to $183,200 and $106,800 respectively.

NOTE 9 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities at December 31, 2007 and 2006 are summarized as follows:

	2007	2006
Accounts payable	$1,226,797	$414,652
Accrued liabilities	7,709,131	3,407,858

	$8,935,928	$3,822,510

NOTE 10 – RELATED PARTY TRANSACTIONS

The net amounts due to related parties at December 31, 2007 and December 31, 2006 are non-interest bearing and are without terms of maturity. They consist mainly of net advances from shareholders of the Company and are shown in the current liabilities as management expects those advances to be repaid during the next year.

NOTE 11 – CONVERTIBLE PROMISSORY NOTES AND WARRANTS

Effective January 25, 2006, the Company closed on a financing transaction with a group of private investors for an amount of $5,225,000. After deducting commissions and other costs of the offering of $522,500, the Company received net proceeds of $4,702,500.

The Notes are due January 25, 2008. The Notes are convertible into shares of the Company’s Common Stock at a per share conversion price at the rate of $6.00 per share of Common Stock. The Company follows EITF 00–27, the issue 98–5 model in recording the convertible notes and warrants in its financial statements. The Notes are accruing interest on the principal amount at a rate per annum of eight percent (8%) from January 25, 2006 payable in arrears, subject to the terms and conditions of the Notes, together with principal amount payments, up to January 25, 2008.

One Class A Warrant and one Class B Warrant were issued for each two shares of Common Stock which would be issued on the Closing Date assuming the complete conversion of the Note issued on the Closing Date at the rate of $6.00 per share of Common Stock. The exercise price to acquire a share of Common Stock upon exercise of a Class A or B Warrant shall be $6.00 . The Class A Warrants shall be exercisable until January 25, 2009 (three (3) years after the closing of the financing). The Class B Warrants shall be exercisable until January 25, 2011 (five (5) years after the closing of the financing). The Company also issued certain Finders’ Warrants to purchase 87,083 shares of Common Stock similar to and carrying the same rights as the Class B Warrants issuable to the Investors.

The offer and sale of the securities above were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and in Section 4(2) and Section 4(6) of the Securities Act and/or Rule 506 of Regulation D.

The Company evaluated the convertible debt and warrants under the guide EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and potentially Settled in, a Company’s Own Stock”, with regards to the control over the form of ultimate settlement of the instruments. The Company classified the warrants as equity under the guide EITF 00-19. The related registration statement became effective on June 15, 2006.

Furthermore, effective November 8, 2006, the Company completed another financing transaction with a group of private investors for an amount of $5,000,000, bearing interest at 6.5% per annum. The financing consisted of two components: (a) promissory notes of the Company, in the principal aggregate amount of $5,000,000 due November 1, 2009 and (b) warrants registered in the name of each Investor to purchase an aggregate of up to 200,000 shares of our Common Stock. The Notes are convertible into shares of the Company’s $0.001 par value Common Stock at a conversion price of $5.00 per share. The Warrants expire on the fifth (5th ) anniversary of the effective date of the reverse stock split. The exercise price to acquire a share of Common Stock is equal to the Conversion Price under the Notes, currently at the rate of $5.00 per share of Common Stock.

NOTE 12 – INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

The Company’s subsidiaries registered in the PRC are subject to state and local income taxes within the PRC at the applicable tax rates on the taxable income as reported in their PRC statutory financial statements in accordance with the relevant income tax laws applicable to foreign enterprises. Both HQOF and Jiahua Marine were subject to a tax rate of 15% during 2007. HQOF and Jiahua Marine were entitled to a two–year tax exemption and three–year half tax rate holiday from 2001 and 2002 commencing with the first profit–making year, respectively.

The reconciliation of the effective income tax rate of the Company to the statutory income tax rate in the PRC for 2007 is as follows:

	HQOF	Jiahua Marine
Statutory tax rate	15%	15%
Tax holidays and concessions	—	—

Effective tax rate	15%	15%

Income taxes are calculated on a separate entity basis. Currently there is no tax benefit or burden recorded for the United States.

NOTE 13 – DEFERRED TAX

Deferred tax assets as at December 31, 2007 and 2006 comprise the following:

	2007	2006
Balance at January 1	$817,577	$926,623
Deferred tax written off for the year	—	(142,550)
Exchange difference transfer to exchange reserve	56,288	33,504

Balance at December 31	$873,865	$817,577

Deferred taxation is calculated under the liability method in respect of taxation effect arising from all timing differences, which are expected with reasonable probability to crystallize in the foreseeable future.

NOTE 14 – APPROPRIATION OF RETAINED EARNINGS (RESERVES)

The reserves are comprised of the following:

	2007	2006
Statutory surplus reserve	$3,556,975	$2,128,084
Public welfare reserve	1,064,042	1,064,042
Capital reserve	36,946	36,946

	$4,657,963	$3,229,072

The reserves are disclosed separately in the statement of changes in equity as appropriation of retained earnings. Pursuant to the relevant laws and regulations of Wholly Owned Foreign Enterprises, the profits of the companies, which are based on their PRC statutory financial statements, are available for distribution in the form of cash dividends after they have satisfied all the PRC tax liabilities, provided for losses of previous years, and made appropriations to reserves, as determined by the board of directors in accordance with the PRC accounting standards and regulations.

As stipulated by the relevant laws and regulations for enterprises operating in the PRC, HQOF and Jiahua Marine (both wholly-owned foreign enterprises) are required to make annual appropriations to two reserves, consisting of the statutory surplus reserve and public welfare reserve. In accordance with the relevant PRC regulations and the articles of association of the respective companies, the companies are required to allocate a certain percentage of their net income, as determined in accordance with the PRC accounting standards applicable to the companies, to the statutory surplus reserve until such reserve reaches 50% of the registered capital of the companies.

Net income as reported in the US GAAP financial statements differs from that reported in the PRC statutory financial statements. In accordance with the relevant laws and regulations in the PRC, profits available for distribution are based on the statutory financial statements. If HQOF has foreign currency available after meeting its operational needs, HQOF may make its profit distributions in foreign currency to the extent foreign currency is available. Otherwise, it is necessary to obtain approval and convert such distributions at an authorized bank.

NOTE 15 – EMPLOYEE STOCK OPTION PLAN

In December 2004, our board of directors ratified grants of non-qualified stock options to purchase shares of our common stock under our Stock Option Plan to some of our executive officers and directors, who qualify as employees for valuation purposes, as well as to several of our employees. The following number of share options and related values are shown after giving effect to the reverse stock split that occurred in January 2007. Each of these new stock options have up to a ten-year term, are subject to the terms and conditions of the Plan, and have an exercise price of $5.60. Specifically, Norbert Sporns, our Chief Executive Officer, President and director, received 25,000 stock options; Lillian Wang, the Chairman of our board of directors, received 25,000 stock options; Harry Wang, our Chief Operating Officer, director and brother of Ms. Wang, received 25,000 stock options; and Fusheng Wang, director (who resigned in 2006) and Honorary Chairman and father of Ms. Wang, received 50,000 stock options. Together, Norbert Sporns, Harry Wang and Lillian Wang also indirectly control the majority of capital stock of HQSM. The stock options granted to each of them, as well as to Fusheng Wang, were fully vested when granted. In addition, our Chief Financial Officer, Jean-Pierre Dallaire, received 10,000 stock options. Mr. Dallaire’s options were vested in 2004 as to 50% of the grant, with the remaining 50% vesting as follows: 1/3 on June 16, 2005, 1/3 on June 16, 2006, and the remaining 1/3 on June 16, 2007. Further, at the same date, our board of directors ratified grants of stock options to thirteen other employees of HQSM. These stock options were vested then as to 50% of each individual grant, with the remaining 50% vesting as follows: 1/3 on June 16, 2005, 1/3 on June 16, 2006, and the remaining 1/3 on June 16, 2007. In the case of one of the employees, the stock options were fully vested when granted.

Our board of directors believes that these stock option grants will help our company to continue to attract, retain and motivate our employees, directors and executive officers. In connection with these grants, our board of directors reserved 250,000 shares for issuance under the Plan. In addition, pursuant to the provisions of the Plan, our board of directors delegated the full power and authority to administer the Plan, in accordance with its terms, to our Compensation Committee presently consisting of Fred Bild, an independent director, and Daniel Too, also an independent director of HQSM.

Information concerning the plan incentive and non-qualified stock options is as follows:

	Options	Exercise Price Per Share
December 31, 2004 (Vested)	200,000	$5.60
Options vested	16,667	$5.60
Options cancelled/forfeited	—
Options exercised	10,000	$5.60
December 31, 2005 (Vested)	206,667	$5.60
Options vested	16,667	$5.60
Options canceled/forfeited	—
Options exercised	25,000	$5.60
December 31, 2006 (Vested)	198,334	$5.60
Options vested	16,666	$5.60
Options canceled/forfeited
Options exercised	151,250	$5.60
December 31, 2007 (Vested)	63,750	$5.60

The table below summarizes information with respect to stock options outstanding as of December 31, 2007:

Exercise Price	Options Outstanding Outstanding	Remaining Contractual Life	Options Exercisable	Exercise Price of Exercisable Options
$ 5.60	63,750	Up to June 2014	63,750	$5.60

The aggregate intrinsic value of the options outstanding as at December 31, 2007 is $264,563. Since no options were granted in 2006 and 2007, the weighted average fair value of options granted under the plan during fiscal years 2007 and 2006 was $NIL and $NIL, respectively.

The Company has ceased to follow Accounting Principles Board Opinion (APBO) No. 25 and related interpretations in accounting for its stock-based compensation made to its employees. APBO No. 25 requires no recognition of compensation expense for most of the stock-based compensation arrangements provided by the Company, namely, broad-based employee stock purchase plans and option grants where the exercise price is equal to or less than the market value at the date of grant. However, APBO No. 25 requires recognition of compensation expense for variable award plans over the vesting periods of such plans, based upon the then-current market values of the underlying stock. In contrast, Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123”, requires recognition of compensation expense for grants of stock, stock options, and other equity instruments, over the vesting periods of such grants, based on the estimated grant-date fair values of those grants. The Company generally uses the straight-line method of amortization for stock-based compensation.

Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company’s net income and net income per share would have been increased to the following pro forma amounts:

	For the years ended December 31,
	2007	2006
Net income
As reported	$4,486,562	$873,964
Pro forma	$4,486,562	$873,964
Earnings per share, basic (after reverse split)
As reported	$0.587	$0.145
Pro forma	$0.587	$0.145

NOTE 16 – SIGNIFICANT CONCENTRATION

The Group grants credit to its customers, generally on an open account basis. The Group’s five largest customers accounted for 39% of the consolidated sales for the year ended December 31, 2007 and they are all related to the aquaculture product segment. At December 31, 2007, approximately 35.44% of trade receivables were from trade transactions with the aforementioned five largest customers.

For the year ended December 31, 2006, the Group’s five largest customers accounted for 53.3% of the consolidated sales for the year. Of those five customers, three were in excess of 10% of consolidated sales, with 13.8%, 12.2% and 11.7% of the consolidated sales, or an aggregate of 37.7%. At December 31, 2006, approximately 46.45% of trade receivables were from trade transactions with the aforementioned five largest customers.

NOTE 17 – WARRANTIES

The Group did not incur any warranty costs for both years ended December 31, 2007 and 2006.

NOTE 18 – COMMITMENTS AND CONTINGENCIES

A. CAPITAL COMMITMENTS

As of December 31, 2007, there were capital commitments amounting to $756,494, which was mainly related to the construction work of the feed mill.

B. LEASE COMMITMENTS

The Company has entered into operating leases, for rental of office space and other services, which expire on different dates. The minimum future payments under these commitments for the next five years are as follows:

2008	$64,448
2009	64,448
2010	64,448
2011	64,448
2012	24,977

Total	$282,769

C. LEGAL PROCEEDINGS

With the exception of the proceedings described below, we are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company’s or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

On February 7, 2006, Westminster Securities Corp. (“Westminster”) and John O’Shea (“O’Shea”) filed a claim against us with the American Arbitration Association (“AAA”). Westminster claimed we violated an exclusivity provision of the letter agreement between Westminster and us which purportedly required us to use Westminster as our investment banking firm for all transactions for a period of three years. Westminster, alleged damages for a claimed breach of an April 2004 stock purchase agreement by our issuance of S-8 shares to certain other people. In January 2008, the AAA has rendered a decision in favor of Westminster on certain claims and denying others. Our Company is in the process of appealing the decision. Accordingly, at December 31, 2007, we have provided in the accounts the amount attributed to the claimant of approximately $625,000. However, should our Company be successful in the appeal process, we will reverse this provision to bring it to the actual amount of the final judgment.

On July 30, 2007, First Cosmos Investments Limited, Sunny Future Group Limited and Newluck International Limited filed suit against HQ Sustainable Maritime Industries, Inc., Jade Profit Investment Limited, Red Coral Group Limited, Harry Wang, Lillian Wang and Norbert Sporns in the Court of Chancery of the State of Delaware. The suit asserts claims against all of the defendants for alleged breaches of certain Subscription Agreements and Stamped Agreements entered into by the defendants, and accuses Harry Wang, Lillian Wang and Norbert Sporns of various alleged breaches of fiduciary duty. The plaintiffs are seeking compensable, general and consequential damages in an unspecified sum. We have reviewed the complaint and believed that there is neither procedural nor substantive merit to the lawsuit. We believe that the lawsuit is subject to dismissal for lack of personal and subject matter jurisdiction, for failure to state a claim upon which relief may be granted, and for failure to assert the claims in a timely manner.

NOTE 19 – CAPITAL STRUCTURE

Common stock consists of authorized shares of 200,000,000 with a par value of $0.001 per share. Common stock issued and outstanding as of December 31, 2007 and 2006 was 11,511,317 and 6,416,856, respectively.

Preferred stock consists of authorized shares of 10,000,000 with a par value of $0.001 per share. Preferred shares amounting to 100,000 have been designated as Series A preferred stock. The Series A preferred stock is entitled to superior voting rights and is also convertible into common shares.

During the years ended December 31, 2007 and 2006, the Company issued 5,094,461 and 611,595 common shares for net proceeds of $32,866,506 and $2,755,992, respectively. The amounts recorded in the accompanying financial statements are net of costs incurred in raising capital.

NOTE 20 – EARNINGS PER SHARE

Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share is computed by adjusting the weighted average common shares outstanding assuming conversion of all potentially dilutive convertible securities

The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per share (EPS) computation at December 31, 2007.

	2007
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS
Net income available to common shareholders	4,486,562	7,635,124	0.587
Effect of dilutive securities stock options issued to employees and investors	394,446	1,354,345	—

Diluted EPS
Net income available to common stockholders plus assumed conversions	4,881,008	8,989,469	0.543

NOTE 21 – CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Group faces a number of risks and challenges since its operations are in the PRC. The Group’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. The Group’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

NOTE 22 – SUBSEQUENT EVENT

On March 07, 2008, the Company signed a waiver and amendment agreement with the investors on the November 2006 financing, whereby the Company will issue to those investors an aggregate of 300,000 common shares in payment of penalties incurred in relation to the late filing and approval by the SEC of the registration statement under form S-3 in addition to all the interests and penalties incurred on that financing from its inception, up to March 31, 2008. The corresponding shares were issued in March, 2008.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	March 31, 2008 (Unaudited)	December 31, 2007 (Audited)
CURRENT ASSETS
Cash and cash equivalents	$44,721,983	$46,959,908
Trade receivables, net of provisions	25,415,374	25,234,502
Inventories	1,468,991	877,716
Prepayments	415,564	350,116
Future income taxes	26,097	26,097

TOTAL CURRENT ASSETS	72,048,009	73,448,339

OTHER ASSETS
Deferred taxes	910,278	873,865
Deferred expenses	35,645	84,317

	945,923	958,182

PROPERTY, PLANT AND EQUIPMENT, NET	7,879,389	7,716,615
CONSTRUCTION IN PROGRESS	2,863,104	949,728
INTANGIBLE ASSETS	1,481,753	1,254,002

TOTAL ASSETS	$85,218,178	$84,326,866

The accompanying notes are an integral part of the consolidated financial statements.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND SHAREHOLDERS’ EQUITY

	March 31, 2008 (Unaudited)	December 31, 2007 (Audited)
CURRENT LIABILITIES
Accounts payable and accrued expenses	$5,445,561	$8,935,928
Tax payable	114,691	956,289
Due to directors	1,151,934	1,544,350
Current portion of promissory notes	475,284	461,284

TOTAL CURRENT LIABILITIES	7,187,470	11,897,851
OTHER LIABILITIES
Convertible promissory notes, net of discount	3,772,173	3,653,352

TOTAL LIABILITIES	10,959,643	15,551,203

SHAREHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 100,000 shares issued and outstanding	100	100
Common stock, $0.001 par value, 200,000,000 shares authorized, 11,843,545 and 11,511,317 shares issued and outstanding as of March 31, 2008 and December 31, 2007 respectively	11,511	11,511
Additional paid-in capital	60,935,343	57,142,204
Accumulated other comprehensive income	7,353,903	4,590,060
Retained earnings	1,167,624	2,373,825
Appropriation of retained earnings (Reserves)	4,790,054	4,657,963

TOTAL SHAREHOLDERS’ EQUITY	74,258,535	68,775,663

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$85,218,178	$84,326,866

The accompanying notes are an integral part of the consolidated financial statements.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended
	March 31, 2008	March 31, 2007
SALES	$9,210,490	$7,849,730
COST OF SALES	5,310,702	5,259,284

GROSS PROFIT	3,899,788	2,590,446
SELLING AND DISTRIBUTION EXPENSES	229,176	98,613
MARKETING AND ADVERTISING	1,164,518	1,244,086
GENERAL AND ADMINISTRATIVE EXPENSES	1,452,800	972,937
DEPRECIATION AND AMORTIZATION	339,755	294,685
(RECOVERY OF) / PROVISION FOR DOUBTFUL ACCOUNTS	(10,538)	221,800

INCOME/(LOSS) FROM OPERATIONS	724,077	(241,675)
FINANCE COSTS	1,639,405	1,268,205
OTHER EXPENSES/(INCOME)	1,765	(9,197)

LOSS BEFORE INCOME TAXES	(917,093)	(1,500,683)
INCOME TAXES
CURRENT	112,350	65,812
DEFERRED	—	—

NET LOSS ATTRIBUTABLE TO SHAREHOLDERS	$(1,029,443)	$(1,566,495)

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	2,763,843	275,580

COMPREHENSIVE INCOME	$1,734,400	$(1,290,915)

NET LOSS PER SHARE
BASIC	$(0.089)	$(0.235)

DILUTED (AFTER REVERSE SPLIT)	$(0.089)	$(0.235)

WEIGHTED AVERAGE COMMON SHARE OUTSTANDING
BASIC	11,572,458	6,676,826

DILUTED (AFTER REVERSE SPLIT)	11,572,458	6,676,826

The accompanying notes are an integral part of the consolidated financial statements.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007

	2008	2007
OPERATING ACTIVITIES
Net loss	$(1,029,443)	$(1,566,495)
Non-cash items:
Depreciation and amortization	339,755	294,685
Loss of disposal of fixed assets	1,765	—
Financial and other non-cash services	1,908,580	1,188,505

Change in non–cash working capital items:
Inventories	(591,275)	141,928
Trade receivables, net of provisions	(180,872)	230,541
Prepayments	(65,448)	(197,681)
Accounts payables and accrued expenses	(1,541,200)	(253,468)
Tax payable	(841,598)	(109,036)

Cash flow used in operating activities	(1,999,736)	(271,021)

INVESTING ACTIVITIES
Acquisition of property, plant and equipment	(142,307)	(39,457)
Sales proceeds of disposal of fixed assets	2,375	—
Additions to construction in progress	(1,917,782)	(299,441)
Acquisition of intangible assets	(76,958)	—

Cash flow used in investing activities	(2,134,672)	(338,898)

FINANCING ACTIVITIES
Cash proceeds from issuance of common stock	137,536	120,000
Due to directors	(392,416)	(131,597)
Receipts/(repayment) from related parties	—	67,603
Bank loan repayments	—	(52,750)
Deferred expenses	—	137,270

Cash flow (used in)/generated from financing activities	(254,880)	140,526

NET CHANGE IN CASH AND CASH EQUIVALENTS	(4,389,288)	(469,393)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	2,151,363	252,177
Cash and cash equivalents, beginning of period	46,959,908	11,389,375

Cash and cash equivalents, end of period	$44,721,983	$11,172,159

SUPPLEMENTARY CASH FLOWS DISCLOSURES
Interest paid	$—	$17,593

Taxes paid	$975,806	$176,820

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Common shares issued for services	$3,673,349	$—

The accompanying notes are an integral part of the financial statements.

HQ SUSTAINABLE MARTIME INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

MARCH 31, 2008

NOTE 1—BASIS OF PRESENTATION

The unaudited condensed consolidated financial statements of HQ Sustainable Maritime Industries, Inc., (HQSM), have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the requirements for reporting on Form 10-Q and Item 310(b) of Regulation S–K. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in United States of America for complete financial statements. However, such information reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of results for the interim periods. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year. The condensed consolidated balance sheet information as of December 31, 2007 was derived from the audited consolidated financial statements included in the Company’s Annual Report Form 10–K. These interim financial statements should be read in conjunction with that report.

NOTE 2—NATURE OF COMPANY

HQ Sustainable Maritime Industries, Inc. (“HQSM”) was initially incorporated as Sharon Capital Corporation, or Sharon, on September 21, 1989 under the laws of the State of Nevada. Sharon was a “blind pool/blank check” corporation organized for the purpose of purchasing, merging with or acquiring a business or assets from another company. In July 1990, Sharon was changed to PEI, Inc., which was subsequently changed to Process Equipment, Inc. in November 1990. On March 17, 2004, Process Equipment, Inc., Process Equipment Acquisition Corporation, a Nevada corporation and wholly–owned subsidiary of Process Equipment, Inc., or PEAC, and Jade Profit Investment Limited, or Jade, a British Virgin Islands limited liability corporation, entered into an agreement and plan of merger. Pursuant to that agreement, Process Equipment, Inc., through PEAC, acquired Jade, and 84.42% ownership in Jade’s subsidiary Hainan Quebec Ocean Fishing Co. Ltd, a People’s Republic of China, limited liability corporation, which we refer to as HQOF. As a result of that transaction, HQOF became our main operating subsidiary. In April of 2004, pursuant to the above agreement and plan of merger, the board of directors of Process Equipment, Inc. and a majority of the stockholders approved a name change and change of domicile of that company to Delaware via a merger with the newly formed wholly–owned Delaware subsidiary, HQSM. The name change, change of domicile and merger became effective on May 19, 2004, with HQSB being the surviving entity in the merger and acquiring all the assets and liabilities of Process Equipment, Inc. On August 17, 2004, we have entered into a Purchase Agreement with Sino–Sult Canada (S.S.C.) Limited, a Canadian limited liability corporation (“SSC”), whereby we acquired Sealink Wealth Limited (“Sealink”), SSC’s wholly owned subsidiary incorporated in the British Virgin Islands. That purchase agreement has been filed as an exhibit to our current report on Form 8K filed with the Commission on August 18, 2004. Sealink is the sole owner of Hainan Jiahua Marine Bio–Products Co. Ltd., a limited liability company existing in China (“Jiahua Marine”) which is primarily engaged in the production and sales of marine bio–products and healthcare products in the PRC, as described in more detail in the above current report. Also as previously disclosed, in the same current report, SSC is owned by three of our current directors and executive officers who are also, together, indirect beneficial owners of the majority of our capital stock.

Further, as previously disclosed in the above current report, effective August 17, 2004, HQSM caused Jade Profit Investment Limited, its wholly–owned subsidiary, to acquire the minority equity interest equal to 15.58% that Jade did not already own in HQOF, HQSM’s principal operating subsidiary. This purchase was effected by Jade pursuant to the Purchase Agreement, dated as of August 17, 2004, between Jade and Hainan Fuyuan Investment Company Limited, the holder of the minority equity interest of HQOF being acquired by Jade. Jade has previously obtained all requisite governmental approvals in the PRC in order to consummate this transaction.

HQSM is principally engaged in the vertically integrated business of aquaculture through co–operative supply agreements, ocean product harvesting, and processing and sales of farm–bred and ocean harvested aquatic products. The principal products of HQOF are cross–bred hybrid of tilapia and white–legged shrimp exporting, directly and indirectly, to the United States, Canada, Japan and European countries. The major market is for export.

HQSM has also engaged in the production and sales of marine bio–products and healthcare products in the PRC. The principal products of Hainan Jiahua Marine Bio–Product Company Limited (100% hold subsidiary of Sealink) is Shark Cartilage Capsule, Shark Liver Oil and Shark Liver (Soft gel). The major market is domestic in the PRC.

NOTE 3—USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates.

NOTE 4—EARNINGS PER SHARE

Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share are computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were diluted.

NOTE 5—FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of financial instruments including cash and cash equivalents, receivables, accounts payable and accrued expenses and debt, approximates their fair value at March 31, 2008 and December 31, 2007 due to the relatively short-term nature of these instruments.

NOTE 6—INVENTORIES

Inventories are stated at the lower of cost and net realizable value. Cost is calculated on the weighted average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. We evaluate the net realizable value of inventories on a regular basis and record a provision for loss to reduce the computed weighted average cost if it exceeds the net realizable value.

The inventories at March 31, 2008 and December 31, 2007 are summarized as follows:

	March 31, 2008	December 31, 2007
Raw materials	$226,033	$288,656
Work-in-progress	93,164	106,756
Finished goods	1,149,794	482,304

	$1,468,991	$877,716

NOTE 7—FOREIGN CURRENCY TRANSLATION

We follow SFAS No. 52, “Foreign Currency Translation”, for both the translation and re-measurement of balance sheet and income statement items into U.S. dollars. Resulting translation adjustments are reported as a separate component of accumulated comprehensive income (loss) in stockholders’ equity.

We maintain our books and accounting records in Renminbi (“RMB”), the PRC’s currency, being the functional currency. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date.

On January 1, 1994, the PRC government introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “Unified Exchange Rate”). The quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with supplier’s invoices, shipping documents and signed contracts.

NOTE 8—INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

The Company’s subsidiaries registered in the PRC are subject to state and local income taxes within the PRC at the applicable tax rates on the taxable income as reported in their PRC statutory financial statements in accordance with the relevant income tax laws applicable to foreign enterprises. HQOF and Jiahua Marine were subject to a tax rate of 0% and 18%, respectively during this quarter, in accordance with new tax laws in the PRC effective January 2008.

Income taxes are calculated on a separate entity basis. Currently there is no tax benefit or burden recorded for the United States.

NOTE 9—CONVERTIBLE PROMISSORY NOTES AND WARRANTS

Effective January 25, 2006, the Company completed a financing transaction with a group of private investors for an amount of $5,225,000. After deducting commissions and other costs of the offering of $522,500, the Company received net proceeds of $4,702,500. The Notes were due and totally repaid on January 25, 2008. The Notes were convertible into shares of the Company’s Common Stock at a per share conversion price at the rate of $6.00 per share of Common Stock. The Company follows EITF 00–27, the issue 98–5 model in recording the convertible notes and warrants in its financial statements. The Notes were accruing interest on the principal amount at a rate per annum of eight percent (8%) from January 25, 2006 payable in arrears, subject to the terms and conditions of the Notes, together with principal amount payments, up to January 25, 2008.

One Class A Warrant and one Class B Warrant were issued for each two shares of Common Stock which would be issued on the Closing Date assuming the complete conversion of the Note issued on the Closing Date at the rate of $6.00 per share of Common Stock. The exercise price to acquire a share of Common Stock upon exercise of a Class A or B Warrant shall be $6.00. The Class A Warrants shall be exercisable until January 25, 2009 (three (3) years after the closing of the financing). The Class B Warrants shall be exercisable until January 25, 2011 (five (5) years after the closing of the financing). The Company also issued certain Finders’ Warrants to purchase 87,083 shares of Common Stock similar to and carrying the same rights as the Class B Warrants issuable to the Investors. The offer and sale of the securities above were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and in Section 4(2) and Section 4(6) of the Securities Act and/or Rule 506 of Regulation D.

The Company evaluated the convertible debt and warrants under the guide EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and potentially Settled in, a Company’s Own Stock”, with regards to the control over the form of ultimate settlement of the instruments. The Company classified the warrants as equity under the guide EITF 00-19. The related registration statement became effective on June 15, 2006.

Furthermore, effective November 8, 2006, the Company completed another financing transaction with a group of private investors for an amount of $5,000,000, bearing interest at 6.5% per annum. The financing consisted of two components: (a) promissory notes of the Company, in the principal aggregate amount of $5,000,000 due November 1, 2009 and (b) warrants registered in the name of each Investor to purchase an aggregate of up to 200,000 shares of our Common Stock. The Notes are convertible into shares of the Company’s $0.001 par value Common Stock at a conversion price of $5.00 per share. The Warrants expire on the fifth (5th) anniversary of the effective date of the reverse stock split. The exercise price to acquire a share of Common Stock is equal to the Conversion Price under the Notes, currently at the rate of $5.00 per share of Common Stock.

NOTE 10—SEGMENTS

No geographical segment analysis is provided for the three months ended March 31, 2008 and 2007, respectively, as less than 10% of consolidated revenues and less than 10% of consolidated income from operations is attributable to the segment other than the Mainland China.

Business segment for the three months ended March 31, 2008

	Aquaculture Product	Health and Bio-product	Unallocated Items	Consolidation
Sales to external customers	6,527,467	2,683,023	—	9,210,490

Selling and distribution expenses	122,911	106,265	—	229,176
Marketing and advertising	—	1,164,518	—	1,164,518
General and administrative expenses	146,286	142,472	1,164,042	1,452,800
Depreciation and amortization	173,877	103,240	62,638	339,755
(Recovery of)/provision of doubtful accounts	7,076	(17,614)	—	(10,538)
Finance costs	(18,514)	(18,040)	1,675,959	1,639,405
Income/(loss) before income taxes	1,319,393	549,250	(2,785,736)	(917,093)
Income taxes	—	112,350	—	112,350
Net Income/(loss) for the period	1,319,393	436,900	(2,785,736)	(1,029,443)

Segment assets	38,580,333	25,695,929	20,941,916	85,218,178

Segment liabilities	2,206,654	1,152,301	7,600,688	10,959,643

Business segment for the three months ended March 31, 2007

	Aquaculture Product	Health and Bio-product	Unallocated Items	Consolidation
Sales to external customers	5,630,244	2,219,486	—	7,849,730

Selling and distribution expenses	56,337	42,276	—	98,613
Marketing and advertising	—	1,244,086	—	1,244,086
General and administrative expenses	126,643	63,916	782,378	972,937
Depreciation and amortization	165,695	75,877	53,113	294,685
(Recovery of)/Provision of doubtful accounts	(2,234)	224,034	—	221,800
Finance costs	(5,495)	11,460	1,262,240	1,268,205
Income/(loss) before income taxes	439,310	148,220	(2,088,213)	(1,500,683)
Income taxes	33,576	32,236	—	65,812
Net income (loss) for the period	405,734	115,984	(2,088,213)	(1,566,495)

Segment assets	24,970,607	16,176,596	298,343	41,445,546

Segment liabilities	1,917,004	2,047,028	7,187,892	11,151,924

NOTE 11: CAPITAL COMMITMENT

A. CAPITAL COMMITMENTS

As of March 31, 2008, there were capital commitments amounting to $3,034,354, mostly related to the construction work of the feed mill and machinery purchase for the aquaculture product factory.

B. LEASE COMMITMENTS

The Company has entered into operating leases, for rental of office space and other services, which expire on different dates. The minimum future payments under these commitments for the next five years are as follows:

2008	$64,448
2009	64,448
2010	64,448
2011	64,448
2012	24,977

Total	$282,769

NOTE 12—RECENT PRONOUNCEMENTS

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115”. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. This Statement applies to all entities, including not-for-profit organizations. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2008. The Company is currently evaluating the impact of SFAS 159 on its consolidated financial statements.

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 141(R), “Business Combinations”. SFAS 141(R) establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, an any non controlling interest in the acquiree, recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS 141(R) on its consolidated financial statements but does not expect it to have a material effect.

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The Company is currently evaluating the impact of SFAS 160 on its consolidated financial statements but does not expect it to have a material effect.

NOTE 13—LEGAL PROCEEDINGS

With the exception of the proceeding described below, we are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self–regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company’s or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

On February 7, 2006, Westminster Securities Corp. (“Westminster”) and John O’Shea (“O’Shea”) filed a claim against us with the American Arbitration Association (“AAA”). Westminster claimed we violated an exclusivity provision of the letter agreement between Westminster and us which purportedly required us to use Westminster as our investment banking firm for all transactions for a period of three years. Westminster, alleged damages for a claimed breach of an April 2004 stock purchase agreement by our issuance of S-8 shares to certain other people. In January 2008, the AAA rendered a decision finding in favor of Westminster on certain claims and denying others. Consequently, the Company will be required to modify the strike price on the Series C and Series D warrants that were issued to Westminster and O’Shea.

On July 30, 2007, First Cosmos Investments Limited, Sunny Future Group Limited and Newluck International Limited filed suit against HQ Sustainable Maritime Industries, Inc., Jade Profit Investment Limited, Red Coral Group Limited, Harry Wang, Lillian Wang and Norbert Sporns in the Court of Chancery of the State of Delaware. The suit asserts claims against all of the defendants for alleged breaches of certain Subscription Agreements and Stamped Agreements entered into by the defendants, and accuses Harry Wang, Lillian Wang and Norbert Sporns of various alleged breaches of fiduciary duty. The plaintiffs are seeking compensable, general and consequential damages in an unspecified sum. We have reviewed the complaint and believe that there is neither procedural nor substantive merit to the lawsuit. We believe that the lawsuit is subject to dismissal for lack of personal and subject matter jurisdiction, for failure to state a claim upon which relief may be granted, and for failure to assert the claims in a timely manner.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table provides the various expenses payable by us in connection with the issuance and distribution of the shares being registered. All amounts shown are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee	$793
Printing and engraving expenses	$100
Accounting fees and expenses	$500
Legal fees and expenses	$1,000
Miscellaneous	$388

Total	$2,881

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, as amended, provides that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was our director, officer, employee or agent or is or was serving at our request as a director, officer, employee, agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that we similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in our favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

We have entered into indemnification agreements with each of our directors and certain of our officers and top management personnel and anticipate that we will enter into similar agreements with future directors and officers. Generally, these agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification. The indemnification agreements provide that we will pay certain amounts incurred by our directors in connection with any civil or criminal action or proceeding, specifically including actions by or in our name (derivative suits) where the individual’s involvement is by reason of the fact that he is or was a director or officer. For directors, such amounts include, to the maximum extent permitted by law, attorney’s fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director will not receive indemnification if the director is found not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. The indemnification agreements with our officers are slightly more restrictive. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification of directors and officers. Our by-laws provide similar indemnification for officers and directors.

The effect of these provisions would be to permit indemnification for liabilities arising under the Securities Act of 1933, as amended.

Section 102(b)(7) of the Delaware Corporation Law gives a Delaware corporation the power to adopt a charter provision eliminating or limiting the personal liability of our directors to us or our stockholders for breach of fiduciary duty as directors, provided that such provision may not eliminate or limit the liability of directors for (i) any breach of the director’s duty of loyalty to us or our stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the Delaware Corporation Law or

(iv) any transaction from which the director derived an improper personal benefit. Article 10 of our certificate of incorporation eliminates the personal liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty to the full extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

Exhibit Number	Description
3.1(a)	Certificate of Incorporation of HQ Sustainable Maritime Industries, Inc., as amended (incorporated by reference to the Report on Form 14-C of Process Equipment, Inc. (SEC file No. 0-18980), filed with the SEC on April 28, 2004).

3.1(b)	Certificate of Amendment of Incorporation, dated January 3, 2007, of HQ Sustainable Maritime Industries, Inc. (incorporated by reference to Amendment No. 1 to Form SB-2 (SEC File Number 333-139454), filed with the SEC on April 20, 2007).

3.2	Bylaws of HQ Sustainable Maritime Industries, Inc. (incorporated by reference to the Report on Form 14-C of Process Equipment, Inc. (SEC file No. 0-18980), filed with the SEC on April 28, 2004).

4.1	Process Equipment, Inc. 2004 Stock Incentive Plan (incorporated by reference to the Report on Form 14-C (SEC File Number 0-18980), filed with the SEC on April 28, 2004).

4.2	Form of Rights and Preferences of Preferred Stock (incorporated by reference to the Report on Form 14C (SEC File Number 0-18980), filed with the SEC on October 3, 2005).

5.1	Opinion of Joseph I. Emas, P.A.*

10.1	Form of Stock Option Grant Notice (incorporated by reference to the Report on Form 8-K (SEC File Number 0-18980), with the SEC on December 3, 2004).

10.2	Form of Option Agreement (incorporated by reference to the Report on Form 8-K (SEC File Number 0-18980), filed with the SEC on December 3, 2004.

10.3	Form of Exercise Agreement (incorporated by reference to the Report on Form 8-K (commission File Number 0-18980), filed with the Commission on December 3, 2004).

10.4	Form of Exercise Agreement (incorporated by reference to the Report on Form 8-K (SEC File Number 0-18980), filed with the SEC on December 3, 2004).

10.5	Agreement, dated as of November 4, 2004, between HQ Sustainable Maritime Industries, Inc. and Sino-Sult Canada (S.S.C.) Limited (incorporated by reference to the Report on Form 10-QSB (SEC file No. 0-18980), filed with the SEC on November 15, 2004).

10.6	Independent Non-Executive Director Agreement, dated as of September 2, 2004, between HQ Sustainable Maritime Industries Inc. and Daniel Too (incorporated by reference to the Report on Form 10-QSB (SEC file No. 0-18980), filed with the SEC on November 15, 2004).

10.7	Form of Independent Non-Executive Director Agreement, dated as of June 15, 2004, between HQ Sustainable Maritime Industries Inc. and Fred Bild (incorporated by reference to the Report on Form 10-QSB (SEC file No. 0-18980), filed with the SEC on August 13, 2004).

10.8	Independent Non-Executive Director Agreement, dated as of June 15, 2004, between HQ Sustainable Maritime Industries Inc. and Jacques Vallée (incorporated by reference to the Report on Form 10-QSB (SEC file No. 0-18980), filed with the SEC on August 13, 2004).

10.9	Employment Agreement, effective as of April 1, 2004, between HQ Sustainable Maritime Industries, Inc. and Harry Wang (incorporated by reference to the Report on Form 10-QSB (SEC File Number 0-18980), filed with the SEC on August 13, 2004).

10.10	Employment Agreement, effective as of April 1, 2004, between HQ Sustainable Maritime Industries, Inc. and Lillian Wang Li (incorporated by reference to the Report on Form 10-QSB (SEC File Number 0-18980), filed with the SEC on August 13, 2004).

10.11	Employment Agreement, effective as of April 1, 2004, between HQ Sustainable Maritime Industries, Inc. and Norbert Sporns (incorporated by reference to the Report on Form 10-QSB (SEC File Number 0-18980), filed with the SEC on August 13, 2004).

Exhibit Number	Description
10.12	Employment Agreement, dated as of September 1, 2004, between HQ Sustainable Maritime Industries Inc. and Jean-Pierre Dallaire (incorporated by reference to the Report on Form 10-QSB (Commission file No. 0-18980), filed with the Commission on November 15, 2004).

10.13	Employment Agreement, dated as of June 28, 2006, between HQ Sustainable Maritime Industries Inc. and Trond Ringstad (incorporated by reference to Form SB-2 (SEC File Number 333-139454), filed with the SEC on December 18, 2006).

10.14	Amendment No. 1 to Employment Agreement, dated July, 2005, between HQ Sustainable Maritime Industries, Inc. and Norbert Sporns. (incorporated by reference to the Report on Form 10-KSB (SEC File Number 18980), filed with the SEC on April 11, 2005).

10.15	Amendment No. 1 to Employment Agreement, dated July, 2005, between HQ Sustainable Maritime Industries, Inc. and Lillian Wang. (incorporated by reference to the Report on Form 10-KSB (SEC File Number 18980), filed with the SEC on April 11, 2005).

10.16	Amendment No. 1 to Employment Agreement, dated July, 2005, between HQ Sustainable Maritime Industries, Inc. and Harry Wang. (incorporated by reference to the Report on Form 10-KSB (SEC File Number 18980), filed with the SEC on April 11, 2005).

10.17	Form of Subscription Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors, exhibits attached (incorporated by reference to the Report on Form 8-K (SEC File Number 0-18980), filed with the SEC on January 26, 2006).

10.18	Melbourne Tower Lease, dated November 22, 2005, between Doncaster Investments NV, Inc. and HQ Sustainable Maritime Industries, Inc. (incorporated by reference to Form SB-2 (SEC File Number 333-139454), filed with the SEC on December 18, 2006).

10.19	Form of Stock Purchase Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors (incorporated by reference to Form SB-2 (SEC File Number 333-139454), filed with the SEC on December 18, 2006).

10.20	Form of Registration Rights Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors (incorporated by reference to Form SB-2 (SEC File Number 333-139454), filed with the SEC on December 18, 2006).

10.21	Form of Class C Warrant (incorporated by reference to Form SB-2 (SEC File Number 333-139454), filed with the SEC on December 18, 2006).

10.22	Form of Class D Warrant (incorporated by reference to Form SB-2 (SEC File Number 333-139454), filed with the SEC on December 18, 2006).

10.23	Form of Purchase Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors dated November 8, 2006 (incorporated by reference to the Report on Form 8-K (SEC File Number 18980), filed with the SEC on November 13, 2006).

10.24	Waiver and Amendment Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors dated February 22, 2008. (Previously filed to Amendment No. 5 to Form S-3 filed with the SEC on May 8, 2008)

21	List of Subsidiaries of HQSM (Previously filed to Amendment No. 5 to Form S-3 filed with the SEC on May 8, 2008)

23.1	Consent of Rotenberg & Co. LLP.*

23.2	Consent of Joseph I. Emas. P.A. (included in Exhibit 5.1).*

24	Power of Attorney (included on signature page to this Registration Statement).**

*	Filed herein.
**	Filed previously.

Item17. Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Amendment No. 6 to Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in June 10, 2008, on the date specified below.

Dated: June 10, 2008

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

By:	/s/ NORBERT SPORNS
Name:	Norbert Sporns
Title:	Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, Form S-3 has been signed by the following persons in the capacities on June 10, 2008:

Signature	Title	Date
/s/ NORBERT SPORNS Norbert Sporns	Chief Executive Officer, President and Director (Chief Executive Officer)	June 10, 2008

* Lillian Wang Li	Chairman of the Board, Secretary and Director	June 10, 2008

* Harry Wang Hua	Chief Operating Officer and Director	June 10, 2008

* Jean-Pierre Dallaire	Chief Financial Officer and Financial Controller (Principal Financial Officer)	June 10, 2008

* Fred Bild	Director	June 10, 2008

* Daniel Too	Director	June 10, 2008

* Joseph I. Emas	Director	June 10, 2008

* Andrew Intrader	Director	June 10, 2008

*BY:	/s/ NORBERT SPORNS
Norbert Sporns Attorney-in-Fact

Exhibit Index

Exhibit Number	Description
5.1	Opinion of Joseph I. Emas P.A.

23.1	Consent of Rotenberg & Co. LLP